Exhibit 10.10
Execution Copy
Share Purchase And Redemption Agreement
By and among
Alma Lasers Ltd.,
The Shareholders named herein
and
The Buyer and the Funds named herein
Dated as of February 15, 2006

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EXHIBITS
Exhibit A	—	Schedule of Shareholders
Exhibit B	—	Schedule of Redemptions and Purchases
Exhibit C-1	—	Form of 1X Shareholder Warrant
Exhibit C-2	—	Form of 1.5X Shareholder Warrant
Exhibit D	—	Form of Articles of Organization
Exhibit E	—	Form of Shareholders’ Agreement
Exhibit F	—	Form of Share Transfer Deed
Exhibit G	—	Form of Escrow Agreement
Exhibit H	—	“Accredited Investor”
Exhibit I	—	Form of Management Rights Letter
Exhibit J	—	Form of Opinion of Counsel
Exhibit K	—	Form of Director Indemnification Agreement
Exhibit L	—	Senior Commitment Letter

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Share Purchase And Redemption Agreement
     THIS STOCK PURCHASE AND REDEMPTION AGREEMENT (the “Agreement”) is made and entered into as of February 15, 2006, by and among (i) Alma Lasers Ltd. (formerly known as MSQ Ltd.), a corporation organized under Israeli law (the “Company”), (ii) the shareholders of the Company named in Exhibit A attached hereto (the “Initial Shareholders,” and each individually, an “Initial Shareholder”), (iii) Aesthetic Acquisition B.V., an entity organized under Netherlands law (the “Buyer”), (iv) the investment partnerships listed on the signature pages hereto under the heading “Funds” (the “Funds”), (v) each holder of vested options to purchase Ordinary Shares (as defined below) of the Company (“Options”) who has become a party to this Agreement by executing a joinder agreement in form and substance reasonably acceptable to Buyer (“Joinder Agreement”) to become a party to this Agreement in connection with its exercise of Options (each, an “Optionholder”), and (vi) solely for purposes of Section 4.8 hereof, each of the Persons (as defined below) listed on the signature pages hereto under the heading “Non-Compete Parties” (each, a “Non-Compete Party”).
     WHEREAS, as of the date hereof all of the issued and outstanding shares of share capital of the Company are owned beneficially and of record by the Shareholders (as defined below) as set forth on Exhibit A attached hereto (including, in the case of Optionholders, the number of shares of share capital of the Company anticipated to be owned beneficially and of record thereby following the exercise of Options as of immediately prior to the Closing);
     WHEREAS, immediately prior to the Closing, the rights of the Series A Preferred Shares and Series B Preferred Shares (“Preferred Shares”) will be amended such that the Preferred Shares shall have the same rights as the Ordinary Shares and immediately thereafter thereafter will be converted into Ordinary Shares (“Conversion”);
     WHEREAS, immediately after the Conversion and prior to the Pre-Closing Bonus Shares (as defined below), each Optionholder will exercise the Options held thereby as set forth on Exhibit A attached hereto and execute and deliver a Joinder Agreement (such exercises, collectively, the “Option Exercise Transaction”);
     WHEREAS, immediately after the Option Exercise Transaction and prior to the Closing, (a) the Company shall declare and effect the issuance of a bonus shares (with such term having the meaning ascribed thereto under the Israeli Companies Law) dividend of 757,688,353 Ordinary Shares (as defined below) (collectively, the “Pre-Closing Bonus Shares”), and then (b) the Company shall declare and pay cash dividends in respect of its share capital then outstanding, and cash payments to Optionholders in respect of their vested options to purchase Ordinary Shares as of the Closing Date but which will not be exercised in connection with the Option Exercise Transaction, in the aggregate amount of $8,142,000 (collectively, the “Pre-Closing Dividends”), and then (c) 377,172,000 of the Company’s issued and outstanding ordinary shares, par value NIS 0.01 per share, of the Company (“Ordinary Shares”), will be reclassified into an aggregate of 377,172,000 Series A-1 Convertible Preferred Shares, par value NIS 0.01 per share, of the Company (“Series A-1 Preferred Shares”) (the “Reclassification”);

     WHEREAS, immediately prior to or contemporaneously with the Closing, Buyer will lend to the Company an amount equal to $14,998,037 pursuant to the terms of a Note Purchase Agreement (the “Note Purchase Agreement”) in return for (i) subordinated notes (collectively, the “Subordinated Notes”) and (ii) 12,468,000 Ordinary Shares (the “Sub-Debt Equity Shares”) to be issued by the Company at the Closing;
     WHEREAS, immediately prior to or contemporaneously with the Closing, Bank Hapoalim B.M. (the “Senior Lenders” and, together with Buyer (but solely in respect of the Subordinated Notes), the “Lenders”) will lend to the Company an amount equal to $20,000,000 pursuant to the terms of a senior secured loan agreement (or other similar agreement) (the “Senior Credit Agreement”) in return for senior secured promissory notes (collectively, the “Senior Notes” and, together with the Subordinated Notes, the “Notes”);
     WHEREAS, at the Closing, the Buyer will purchase from the Shareholders, and the Shareholders will sell to the Buyer, a total of 377,172,000 Series A-1 Preferred Shares (the “Purchased Shares”) for an aggregate purchase price of $55,000,478 (subject to adjustment pursuant to Section 1.9 and subject to the escrow obligations set forth in Section 1.8) (the “Cross Purchase”), which Purchased Shares represent all of the issued and outstanding Series A-1 Preferred Shares;
     WHEREAS, at the Closing, the Company will use, among other things, a portion of the proceeds from the purchase and sale of the Notes to repurchase from the Shareholders, and the Shareholders shall sell to the Company (the “Redemption”), a total of 240,003,000 Ordinary Shares (the “Redeemed Shares”) for an aggregate repurchase price of $26,856,037 (subject to adjustment pursuant to Section 1.9), with the number of Redeemed Shares to be repurchased from each such Shareholder as set forth on Exhibit B attached hereto and with each such Redeemed Share to be immediately cancelled by the Company immediately following its repurchase;
     WHEREAS, in connection with the Redemption, the Company will issue to the Shareholders (i) warrants to purchase 33,310,505 Ordinary Shares, each in substantially the form attached hereto as Exhibit C-1 (collectively, the “1X Shareholder Warrants”) and (ii) warrants to purchase 33,310,491 Ordinary Shares, each in substantially the form attached hereto as Exhibit C-2 (collectively, the “1.5X Shareholder Warrants” and, together with the 1X Shareholder Warrants, the “Shareholder Warrants”);
     WHEREAS, immediately following the Reclassification, Cross Purchase, Loan Transaction, and Redemption, (i) the Buyer will hold a total of (A) 377,172,000 Series A-1 Preferred Shares, which Series A-1 Preferred Shares of will have an aggregate liquidation/sale preference of $55,000,478 (subject to adjustment) and will be convertible into an aggregate of 377,172,000 Ordinary Shares (subject to adjustment), and (B) 12,468,000 Ordinary Shares, and (ii) the Shareholders will hold (A) 140,766,000 Ordinary Shares and (B) Shareholder Warrants representing the right to purchase up to an additional 66,620,996 Ordinary Shares; and
     WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things (i) the Company shall have adopted amended and restated articles of association in the form attached hereto as Exhibit D (the

“Articles”), (ii) the Company shall have reserved for issuance under its current 2005 Share Option Plan (the “Current Share Option Plan”), as may be amended or revised, and any additional share option plan, as may be adopted in the future (together with the Current Share Option Plan, collectively, the “Share Option Plans”) 143,013,000 Ordinary Shares, and (iii) the Company, the Shareholders and the Buyer shall have entered into a Shareholders Agreement in the form attached hereto as Exhibit F (the “Shareholders Agreement” and, together with this Agreement, Note Purchase Agreement and the Subordinated Notes, the “Transaction Documents”).
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1. Purchase and Sale of Shares; Redemption
     1.1 Description of Securities. For purposes of this Agreement, the Series A-1 Preferred Shares to be acquired by the Buyer from the Shareholders hereunder in the Cross Purchase are sometimes referred to as the “Acquired Series A-1 Preferred Shares,” the Ordinary Shares issuable upon conversion of the Series A-1 Preferred Shares are referred to as the “Ordinary Conversion Shares,” and the Acquired Series A-1 Preferred Shares and the Ordinary Conversion Shares are sometimes referred to herein as the “Securities.” The Securities shall have the rights, privileges and preferences contained in the Articles.
     1.2 Articles; Debt and Other Pre-Closing Activities.
          (a) As of immediately prior to the Closing, the Option Exercise Transaction shall have been consummated, the Pre-Closing Bonus Shares shall have been issued, the Pre-Closing Dividends shall have been declared and paid, the Reclassification shall have been consummated. Immediately prior to or contemporaneously with the Closing, the Company shall have (a) adopted the Articles, and the same shall have become effective in accordance with Israeli law, and (b) received proceeds of the Notes in the aggregate amount of approximately $35,000,000. As soon as practicable following the Closing, but in event not more than two (2) business days following the Closing Date, the Company shall file the Articles with the Israeli Companies Registrar and shall make all filings necessary with the Israeli Companies Registrar to reflect that the capitalization of the Company as of immediately following the Closing is as set forth on Section 2.4(h) of the Disclosure Schedules.
          (b) Notwithstanding anything in this Agreement to the contrary, in the event that, as of immediately prior to the Closing (but following the consummation of the Option Exercise Transaction), any Optionholder has (i) declined to, or otherwise failed to, exercise the Options anticipated on the date hereof to be exercised thereby prior to the Closing (as the number of Options anticipated to be exercised is reflected on Exhibit A attached hereto opposite the name of such Optionholder), or (ii) failed to deliver a Joinder Agreement in connection with the Option Exercise Transaction, then Exhibits A and B attached hereto shall be amended (without the need for any consent or waiver other than the Buyer’s) to (A) remove the name of such Optionholder therefrom (but solely to the extent of any Options held thereby not being exercised), and (B) to appropriately adjust the number of Purchased Shares and Redeemed Shares purchased from each Shareholder, the consideration payable to each Shareholder in respect thereof (including appropriately adjusting the amount of any escrow or trust obligation applicable to such Shareholder), the number of any Shareholder Warrants issuable to such Shareholder, and such Shareholder’s Pro Rata Percentage, each in a manner reasonably satisfactory to Buyer, the Company, and the Shareholders’ Representative.
     1.3 Sale and Purchase of Purchased Shares. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company and the Shareholders, respectively, herein, the Buyer hereby agrees to purchase from the Shareholders, and each of the Shareholders hereby agrees to sell to the Buyer, the number of Series A-1 Preferred Shares set forth opposite the name of each such Shareholder on Exhibit B hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)), or an aggregate of 377,172,000 Purchased Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Claims”), in each case for the purchase price set forth opposite such Shareholder’s name on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “Cross Purchase”, or an aggregate purchase price of $55,000,478, such amounts to be subject to adjustment as set forth in Section 1.9 below and subject to the Shareholders’ escrow obligations pursuant to Section 1.8 below and, in the case of the Optionholders, the Optionholders obligations to deposit certain funds into trust pursuant to Section 1.5 below. At the Closing, each Shareholder shall deliver to the Buyer a share transfer deed substantially in the form attached hereto as Exhibit F (each, a “Share Transfer Deed”) evidencing its transfer of the Purchased Shares sold thereby to the Buyer pursuant to this Section 1.3.
     1.4 Redemption of Shareholders’ Shares. At the Closing, and immediately following the issuance of the Notes and the purchase and sale of the Purchased Shares as provided herein, upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Shareholders to the Company herein, the Company hereby agrees to apply a portion of the proceeds from the issuance and sale of the Notes to repurchase from the Shareholders, and the Shareholders, severally but not jointly, hereby agree to sell, transfer and convey to the Company, the number of Redeemed Shares set forth opposite the name of such Shareholder on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)), or an aggregate of 240,003,000 Redeemed Shares, free and clear of all Claims, in each case for the repurchase price set forth opposite such Shareholder’s name on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “Redemption”, or an aggregate repurchase price of $26,856,037 (the “Redemption Price”), such amount to be subject to adjustment as set forth in Section 1.9 below. At the Closing, each Shareholder shall deliver to the Company a Share Transfer Deed evidencing its transfer of the Redeemed Shares sold thereby to the Company pursuant to this Section 1.4. Immediately following the repurchase of each Redeemed Share, the Company shall cancel and retire such Redeemed Share so that each such Redeemed Share is no longer issued or outstanding (whether as a dormant share or otherwise).
     1.5 Optionholder Trust. Prior to the Closing, the Company, the Optionholders who have executed Joinder Agreements and Employees Remuneration Trust Company (the “Trustee”), as trustee, will establish a trust for the benefit of the Optionholders who have executed Joinder Agreements (the “Optionholder Trust”). At the Closing, the Buyer and the

Company will deposit in the Optionholder Trust for the benefit of each Optionholder the amount set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “Trust” opposite its name, representing the aggregate consideration to be received by such Optionholder in respect of the shares of share capital issuable upon exercise of the Options and purchased by the Buyer or the Company in accordance with the terms and conditions hereof.
     1.6 Shareholder Warrants. At the Closing, and concurrently with the Redemption, upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Shareholders herein, the Company shall issue to each Shareholder (a) a 1X Shareholder Warrant entitling such Shareholder to purchase up to that number of Ordinary Shares as set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “1X Warrant Shares” opposite such Shareholder’s (as applicable) name, and (b) a 1.5X Shareholder Warrant entitling such Shareholder to purchase up to that number of Ordinary Shares as set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “1.5X Warrant Shares” opposite such Shareholder’s name.
     1.7 Closing. Subject to Section 6.1 below, the closing of the transactions contemplated by this Agreement (herein called the “Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, at 10:00 a.m., Boston time, as soon as possible, but in no event later than three (3) business days, following the satisfaction or waiver of each of the conditions to the Closing set forth in Section 5 (the “Closing Date”).
     1.8 Escrow. At the Closing, the Company, the Buyer, the Shareholders and Mellon Trust of New England, N.A. (the “Escrow Agent”), as escrow agent, will execute an Escrow Agreement, substantially in the form of Exhibit G hereto (the “Escrow Agreement”), in accordance with which each Shareholders will deposit in escrow with the Escrow Agent the amount set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) under the heading “Escrow” opposite its name, representing an aggregate amount of $13,500,000 (the “Escrow Amount”), with (a) $11,000,000 of such Escrow Amount to be held in escrow pursuant to the Escrow Agreement until December 31, 2007 (the “Indemnification Escrow Amount”), and (b) $2,500,000 of such Escrow Amount to be held in escrow until such time as the Company has satisfied its obligations to pay the Redemption Tax Payment Amount (as defined below) pursuant to Section 1.10 (the “Tax Redemption Escrow Amount”), all as more fully set forth in (and subject to the terms of) the Escrow Agreement. The Escrow Amount shall be subject to claims by Buyer for indemnification under Section 7.2, shall be subject to release in accordance with the provisions of Section 1.10, shall be subject to the procedures specified in the Escrow Agreement and to release in accordance with the provisions thereof.
     1.9 Contingent Payment.
          (a) In addition to the payments to the Shareholders otherwise set forth in this Agreement, the Shareholders shall be entitled to additional payments pursuant to the following terms and conditions and in the following amounts (any such payment, a “Contingent Payment”):

          (i) Subject to the first sentence of Section 1.9(c), for every one dollar ($1.00) by which the Company’s consolidated aggregate revenues for the fiscal year ended December 31, 2006 as set forth in the Company’s audited financial statements for the year then ended (the “2006 Revenues”) exceed $40,350,000 (the “2006 Revenue Threshold”), if at all, each Shareholder shall be entitled to be paid an amount equal to (each a “Revenue Contingent Payment”) the product of (x) $0.8401487, and (y) the percentage set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)) opposite such Shareholder’s name (each such percentage, a “Pro Rata Percentage”); provided, however, that the aggregate amount of Revenue Contingent Payments payable to the Shareholders under this Section 1.9(a)(i) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $11,300,000.
          (ii) Subject to the first sentence of Section 1.9(c), for every one dollar ($1.00) by which the Company’s consolidated aggregate operating profits for the fiscal year ended December 31, 2006 as set forth in the Company’s audited financial statements for the year then ended (the “2006 Operating Profits”) exceed $15,825,000 (the “2006 Operating Profits Threshold”), if at all, each Shareholder shall be entitled to be paid an amount equal to (each a “Profits Contingent Payment”) the product of (x) $1.5436696, and (y) such Shareholder’s Pro Rata Percentage; provided, however, that the aggregate amount of Profits Contingent Payments payable to the Shareholders under this Section 1.9(a)(ii) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $5,700,000.
          (iii) Notwithstanding anything in this Agreement to the contrary, in the event of a breach by any Shareholder of any non-competition, non-solicitation or confidentiality obligations to the Company, including, without limitation pursuant to Section 4.8 or pursuant to any Employee Agreement (as defined below), no Contingent Payment shall be due or payable to such Shareholder pursuant to Sections 1.9(a)(i) or (ii); provided, however, that the Company and the Buyer shall have given such Shareholder written notice of their intentions not to make such payments under Section 1.9(b) at least ten (10) days prior to the date such payment is due; provided further, that the number of days of such notice shall be reduced in the event that, and to the extent that, such breach occurs less than ten (10) days prior to the date such payment is due.
          (iv) The Company’s 2006 Operating Profits and 2006 Revenues shall be calculated, by the Company (subject to approval by the Board of Directors) on or prior to June 30, 2007, based on the Company’s audited financial statements for the fiscal year ended December 31, 2006 prepared in a manner consistent with the Company’s past practice but excluding, for the purposes of such calculations, the effects of (or any impairments, write-offs, expenses or costs made directly in connection with) (i) any one time or other extraordinary events occurring outside the Company’s ordinary course of business (but including any one-time bona fide, arms-length sales of any Products to the Company’s or its Subsidiaries’ customers), (ii) the transactions contemplated hereby, (iii) the grants of options to purchase Ordinary Shares under the Share Option Plans, or (iv) the Company’s acquisition of Alma Lasers, Inc. (but including the effects of the operations of Alma Lasers, Inc. as a wholly-owned subsidiary of the Company). For purposes of calculating any Contingent Payment due hereunder, the 2006 Revenue Threshold, the 2006 Operating Profits Threshold and the figures set forth in clause (x) of each of Sections 1.9(a)(i) and (ii) above shall be appropriately adjusted in connection with any spin-off transaction, merger, consolidation, other business combination or divestiture transaction or any other acquisition, sale or divestiture of any material line of business consummated in the fiscal year ended December 31, 2006.
          (b) In the event that any Contingent Payments are payable to the Shareholders pursuant to Section 1.9(a), such payments shall be made by the Buyer and the Company in accordance with the following:
          (i) The Company shall pay to each Shareholder the aggregate amount of all Contingent Payments due to such Shareholder pursuant to Section 1.9(a); provided, however, that the amount payable by the Company to all Shareholders pursuant to this Section 1.9(b)(i) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $10,000,000 in the aggregate.
          (ii) In the event that the aggregate Contingent Payments payable to the Shareholders pursuant to Section 1.9(a) exceed $10,000,000, the Buyer shall pay to the Shareholder the excess of the aggregate amount of such Contingent Payments over $10,000,000, with each Shareholder being paid an amount equal to the product of (x) such excess, and (y) such Shareholder’s Pro Rata Percentage; provided, however, that the amount payable by the Buyer to all Shareholders pursuant to this Section 1.9(b)(ii) (without giving effect to any adjustment or increase pursuant to the first sentence of Section 1.9(c)) shall not exceed $7,000,000 in the aggregate. The Funds hereby, jointly and severally, guarantee the Buyer’s obligations (if any) to make payments pursuant to this Section 1.9(b)(ii).
          (c) Each Contingent Payment shall be deemed to bear interest at an annual rate of 5.570%, with such interest commencing to accrue on the Closing Date and accruing until the date which is two (2) business days prior to the date such Contingent Payment is actually made. The amount of any Contingent Payment payable pursuant to Section 1.9(a) (together with interest thereon in accordance with this Section 1.9(b)) shall be paid by Buyer and the Company within sixty (60) days of the completion of an audit by the Company’s independent auditors at such time of the Company’s financial statements for the fiscal year ended December 31, 2006. Each such payment shall be made in immediately available funds via wire transfer to an account designated in writing by the Shareholder entitled to receive such payment.
          (d) Any amounts paid by Buyer to any Shareholder pursuant to this Section 1.9 shall constitute an increase to the purchase price paid by Buyer in respect of the Purchased Shares. Any amounts paid by the Company to any Shareholder pursuant to this Section 1.9 shall constitute an increase to the Redemption Price paid by the Company in respect of the Redeemed Shares.
     1.10 Redemption Tax Payments. The Company shall pay all Taxes (as defined below) incurred by the Company as a result of the Redemption (the aggregate amount thereof, the “Redemption Tax Payment Amount”) when due and payable (if at all). The Company shall provide the Buyer with five (5) business days prior written notice of its intention to pay the Redemption Tax Payment Amount. Upon payment by the Company of the Redemption Tax Payment Amount, an amount equal to sixty-five percent (65%) of the Redemption Tax Payment Amount (the “Buyer Redemption Tax Portion”) shall be distributed by the Escrow Agent out of the Tax Redemption Escrow Amount to the Buyer, which shall be the Buyer’s sole and exclusive remedy from the Shareholders or the Company with respect to the Redemption Tax Payment Amount; provided that in the event that the Buyer Redemption Tax Portion is less than $2,500,000 then an amount equal to the excess of $2,500,000 over the Buyer Redemption Tax Portion shall be distributed by the Escrow Agent out of the Tax Redemption Escrow Amount to the Shareholders.
     1.11 Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Purchased Shares, the sale, issuance or transfer of the Shareholder Warrants, the Reclassification or the Redemption, under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Buyer and Shareholders for any such tax, fee or duty which any of them is required to pay under applicable law.
     1.12 Further Assurances. The Company, the Shareholders and the Buyer from time to time after the Closing at the request of any other party hereto and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require to more effectively transfer and assign to, and vest in, the Buyer, the Securities and all rights thereto, and to fully implement the provisions of this Agreement.
     1.13 Certain Terms Defined. The following terms, as used in this Agreement, have the meaning set forth in this Section:
     “Affiliate” of a Person means (i) with respect to a Person, any member of such Person’s family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, shareholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity.
     “Approval Date” means the first date on which the Company has received the Redemption Approval.
     “Business” means the business of the Company and its Subsidiaries as currently conducted but including the Company’s and its Subsidiaries’ currently proposed sales of (i) RF Products (as defined below) in the United States and (ii) the Company’s and its Subsidiaries’ skin-tightening products anywhere in the world.
     “business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Boston, Massachusetts are authorized or required under any Legal Requirement to be closed.
     “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or any of its Subsidiaries or used in the Business. “Company Intellectual Property

Assets” includes, without limitation, any Patents, Marks, Copyrights or Trade Secrets owned by the Company or any of its Subsidiaries.
     “Consents” means all licenses, permits, authorizations, certifications, accreditations, or similar approvals of Governmental Authorities and other third parties necessary to permit the Transaction to be consummated lawfully in accordance with this Agreement, without forfeiture or material impairment of any Contract or any other License, including any such consent, permit, or approval required to be obtained after the Closing and including those listed on Section 2.2 of the Disclosure Schedule.
     “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of shares, as trustee or executor, by contract or credit arrangement or otherwise;
     “Copyrights” means copyrights in both published and unpublished works, including, without limitation, all curricula, program materials, compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.
     “Governmental Authority” means any federal, state, local, municipal, foreign, tribal, or other governmental or regulatory authority of any nature and of any jurisdiction (including Israel, the United States, and the European Union) or supranational organization (which organization has the authority to make and enforce, or cause the enforcement of, rules and regulations), including any governmental agency, branch, bureau, commission, ministry, department, official, or entity and any court or other tribunal (including the FDA, as defined below, and all other regulatory and other authorities in which the Company markets its Products or otherwise conducts Business.
     “Intellectual Property Assets” means Patents, Marks, Copyrights, Trade Secrets, other intellectual property rights and/or proprietary rights relating to any of the foregoing and goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.
     “Legal Requirement” means applicable common law and any applicable law, statute, regulation, rule, ordinance, order, administrative order, treaty, standard, decree, or judgment duly enacted, adopted, or promulgated by any Governmental Authority and having the force and effect of law or constituting the published policy of a Governmental Authority.
     “Loan Transactions” means, collectively, the transactions contemplated by the Note Purchase Agreement and the Senior Credit Commitment Letter, including, without limitation, the issuance of the Notes thereunder.
     “Marks” means trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration and all common law rights relating thereto.

     “Patents” means patents, patent applications, patent rights, foreign counterparts, divisionals, continuations, continuations-in-part, reissues, reexaminations, and continuing prosecution applications (whether or not patented).
     “Person” means an individual, a corporation, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership, any other legal entity, a government and any agency or political subdivision thereof.
     “Products” means those products and/or services and related documentation researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company and/or any of its Subsidiaries; provided, however, that with respect to Sections 2.17 and 2.24, the term Products shall only include those Products actually manufactured, marketed, licensed, sold and/or distributed by the Company and/or any of its Subsidiaries.
     “Public Software” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.
     “Qualifying Exit Event” means (i) any Liquidation Event or Change of Control Event (as each such term is defined in the Articles), in connection with which the Buyer (x) receives cash proceeds totaling at the time of such Liquidation Event or Change of Control Event, and/or (y) is issued securities freely tradable without restriction (other than pursuant to a contractual provision or pursuant to applicable law) entered into by the Buyer with an aggregate value at the time of such Liquidation Event or Change of Control Event (or, in the case of such freely tradable securities, at the earlier of (m) any time after a Loss Payment is to be made in respect of an Infringement Indemnity Claim, and (n) the time at which the Buyer sells any such freely tradeable securities (but only the value of such sold securities), of, or (ii) the initial public offering of the Company’s Ordinary Shares, pursuant to which the Buyer is holding securities or securities convertible into securities freely tradable without restriction (other than pursuant to a contractual provision or pursuant to applicable law) with an aggregate value at the earlier of (m) any time after a Loss Payment is to be made in respect of an Infringement Indemnity Claim, and (n) the time at which the Buyer sells any freely tradeable securities (but only the value of such sold securities), of, (a) if such event occurs on or prior to the second (2nd) anniversary of the Closing Date, an amount equal to two (2) times the product of (A) 377,172,000 and (B) the Series A-1 Original Purchase Price (as such term is defined in the Articles), and (b) if such event occurs following the second (2nd) anniversary of the Closing Date, an amount equal to two and one-half (2.5) times the product of (A) 377,172,000 and (B) the Series A-1 Original Purchase Price.
     “Redemption Approval” means a final order, writ or other approval from an Israeli court permitting the Company to effect the Redemption at the Closing under Section 303 of the Israeli companies law.

     “Regulatory Authorizations” means any and all approvals, licenses, registrations, clearances or authorizations of any Governmental Authority, including any supplements or amendments thereto, necessary to distribute, sell, or market the Products commercially.
     “Shareholder” means any Initial Shareholder or, effective immediately following its exercise of Options, any Optionholder; provided, however, that unless explicitly stated otherwise herein, an Optionholder shall constitute a Shareholder for all purposes of Sections 2-8 hereof; provided further, that for purposes of this Agreement, an Optionholder shall be deemed to be an Initial Shareholder for purposes of any representations and warranties made by it pursuant to Section 2A hereof effective as of the time of its exercise of Options (but contingent upon the occurrence of the Closing).
     “Subsidiary” of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person; provided, however, that each of Optunix, Inc. and T.L.M. – Advanced Laser Technology Ltd. shall constitute a Subsidiary for purposes of this Agreement.
     “Trade Secrets” means know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results.
     “Transaction” means, collectively, the transactions contemplated by this Agreement and by the other Transaction Documents.
     “U.S. Subsidiaries” means each of the Company’s Subsidiary which are incorporated or otherwise organized under the laws of a state of the United States, including, without limitation, Alma Lasers, Inc.; provided, however, that any reference to “the U.S. Subsidiary” shall mean Alma Lasers, Inc.
2. Representations and Warranties of the Company
     In order to induce the Buyer to enter into this Agreement and consummate the Transaction, the Company hereby makes to the Buyer the representations and warranties contained in this Section 2. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Buyer pursuant to this Agreement (the “Disclosure Schedule”). References herein to the “knowledge” or “awareness” of the Company are deemed to mean the actual knowledge of Ziv Karni or Yaron Suher and any other officers of the Company and/or Alma Lasers, Inc., in each case, after reasonable inquiry (except as otherwise indicated), if applicable; provided, however, that, solely for purposes of Section 2.14, the term “knowledge” shall also mean the knowledge of Yoav Avni, Nadav Bayer, Yariv Matzliach and Hillel Bachrach.
     2.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing under the laws of State of Israel, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure

Schedule and (b) in each jurisdiction in which the failure to be so duly qualified or registered has had, or could be reasonably expected to have, a material adverse effect on the Business or the assets (whether tangible or intangible), liabilities, condition (financial or other), results of operations of the Company or any of its Subsidiaries (a “Material Adverse Effect”). Except as set forth in Section 2.1 of the Disclosure Schedule, each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure Schedule and (b) in each jurisdiction in which the failure to be so duly qualified or registered has had, or could be reasonably expected to have, a Material Adverse Effect. The Company and each of its Subsidiaries, as applicable, has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities. The copies of the Articles, as amended as of the Closing Date, the Company’s other organizational documents, (each as amended as of the Closing Date), each of the Company’s Subsidiaries’ organizational documents, (each as amended as of the Closing Date) (collectively, together with the Articles, the “Company Organizational Documents”), have been furnished to the Buyer by the Company, are correct and complete as of the date hereof, and neither the Company nor any Subsidiary of the Company is in violation of any term of the Company Organizational Documents applicable to it.
     2.2 Authorization and Non-Contravention. This Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) limitations on the enforcement of the remedy of specific performance and other equitable remedies. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the Reclassification, the Redemption, the sale and issuance of the Shareholder Warrants, the sale, transfer and delivery of the Purchased Shares and, upon conversion of the Acquired Series A-1 Preferred Shares, the issuance and delivery of the Ordinary Conversion Shares, and all other transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action of the Company, except for filing with the Israeli Companies Registrar, which will be made in a timely manner. Except as set forth on Section 2.2(a) of the Disclosure Schedule, the execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Company or any of its Subsidiaries, if applicable, pursuant hereto, the Reclassification, the Redemption, the sale and issuance of the Shareholder Warrants, the sale, transfer and delivery of the Purchased Shares and, upon conversion of the Acquired Series A-1 Preferred Shares, the issuance and delivery of the Ordinary Conversion Shares, and all other transactions contemplated by this Agreement and such other agreements, documents and instruments, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of any Company Organizational Documents (other than strictly of the result of any changes to the Company’s articles of association from time to time to effect the Reclassification or to adopt the Articles), or cause the creation of any Claim upon any of the assets of the Company or any of its Subsidiaries;

(ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to the Company or any of its Subsidiaries; (iii) require from the Company or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party; or (iv) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination or loss of, any contract, agreement, permit, license, authorization, Regulatory Authorization or other obligation (including, without limitation, the Company’s status as a “Beneficial Enterprise”) issued to the Company or any of its Subsidiaries by any Governmental Authority or other third party, to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or their assets are bound (collectively, the “Licenses” and each, a “License”).
     2.3 Corporate Records. The corporate record books of the Company and of each of its Subsidiaries accurately reflect all corporate actions taken by its shareholders and board of directors and committees. The copies of the corporate records of the Company and of each of its Subsidiaries, as delivered to the Buyer, are true and complete copies of the originals of such documents.
     2.4 Capitalization.
          (a) The authorized share capital of the Company immediately prior to the Reclassification, Pre-Closing Bonus Shares, and Option Exercise Transaction consist of (i) 3,685,120 Ordinary Shares, of which 139,922 shares are issued and outstanding, but of which 7,948 are dormant, (ii) 61,160 Series A Preferred Shares, all of which shares are issued and outstanding, (iii) 42,840 Series B Preferred Shares, all of which shares are issued and outstanding, but of which 5,100 are dormant, (iv) 10,880 Series C Preferred Shares, none of which are issued and outstanding.
          (b) As of the Closing and after giving effect to the Reclassification, Pre-Closing Bonus Shares, and the Option Exercise Transaction (but assuming no Optionholder has declined to exercise its Options), and the other transactions contemplated hereby, the authorized share capital of the Company will consist of (i) 1,022,828,000 Ordinary Shares, of which 153,234,000 shares will be issued and outstanding, and (ii) 377,172,000 Series A-1 Preferred Shares, all of which shares will be issued and outstanding.
          (c) As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of share capital of the Company will have been duly and validly authorized and issued, and are fully paid and non-assessable, and will have been offered, issued, sold and delivered in compliance with applicable securities laws and other Legal Requirements without giving rise to preemptive rights of any kind.
          (d) As of the Closing, the relative rights, preferences and other provisions relating to the Acquired Series A-1 Preferred Shares and the Ordinary Shares will be as set forth in the Articles, and such rights and preferences will be valid and enforceable in accordance with their terms under Israeli law.

          (e) Except for the Shareholder Warrants, pursuant to the Current Share Option Plan or as otherwise contemplated by the Transaction Documents, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind (whether in writing or otherwise) relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of share capital of any class or other equity interests of the Company or any of its Subsidiaries. Except as provided herein and as set forth in Section 2.4 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to purchase, repurchase, redeem, or otherwise acquire any of its share capital or any interests therein, and has not repurchased or redeemed any shares of its share capital in the past three (3) years.
          (f) As of the Closing, the Company has duly and validly authorized and reserved (i) 143,013,000 Ordinary Shares for issuance in connection with awards (whether written or oral) to be granted or exercised under the Share Option Plans, (ii)  377,172,000 Ordinary Shares, for issuance upon conversion of the Series A-1 Preferred Shares, and (iii)  66,620,996 Ordinary Shares for issuance upon exercise of the Shareholder Warrants, and the shares of share capital so issued will, upon such grant, exercise or conversion, be validly issued, fully paid and non-assessable.
          (g) As of the Closing and after giving effect to the transactions contemplated hereby, other than rights set forth herein or in Section 2.4 of the Disclosure Schedule or in the Articles or the Shareholders’ Agreement, there are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s share capital or any interests therein, (ii) no rights to have the Company’s share capital registered for sale to the public in connection with the laws of any jurisdiction, and (iii) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s share capital.
          (h) As of the Closing and after giving effect to the transactions contemplated hereby, the Ordinary Shares and the Series A-1 Preferred Stock will be held as set forth on Section 2.4(h) of the Disclosure Schedule free and clear of any Claims (other than restrictions imposed by securities laws applicable to unregistered securities generally and the Shareholders Agreement).
     2.5 Subsidiaries; Investments. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, except as set forth in Section 2.5 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any officer, director or shareholder of the Company or any of its Subsidiaries. Each Subsidiary is wholly owned by the Company and the Company is the sole record and beneficial owner of all equity interests or shares of capital stock thereof.
     2.6 Financial Statements.
     (a) The Company has previously furnished to the Buyer and attached hereto on Section 2.6 of the Disclosure Schedule copies of the Company’s (i) audited balance sheets for the fiscal years ended December 31, 2004 and 2003 and the related audited statements of income, retained earnings and cash flows for the fiscal years then ended, with a report thereon by the independent certified public accountants of the Company, (ii) unaudited balance sheet for the nine (9)-month fiscal period ended September 30, 2005 and the related unaudited statement of income for the fiscal period then ended, and (iii) unaudited balance sheet and related statement of income for the nine (9)-month fiscal period ended September 30, 2005, with such financial statements prepared on a pro forma consolidated basis giving effect to any mergers, business combination transaction, acquisitions and divestitures consummated by the Company on or prior to September 30, 2005 (such unaudited balance sheet of the Company as of September 30, 2005 being referred to herein as the “Base Balance Sheet”) (the financial statements described in clauses (i), (ii) and (iii) above collectively, the “Financial Statements”). The Financial Statements were prepared in conformity with generally accepted accounting principles of the United States applied on a consistent basis, are consistent in all material respects with the books and records of the Company and its Subsidiaries and fairly present the financial position and sales of the Company and its Subsidiaries (as applicable) as of the dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods shown therein. Neither the Company nor any of its Subsidiaries has entered into any transactions involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or the use of special purpose entities for any off balance sheet activity. The Company’s and its Subsidiaries’ revenue recognition policies and the application of those policies is in compliance with applicable standards under generally accepted accounting principles of the United States applied on a consistent basis. Nothing has come to the attention of the Company or any of its Subsidiaries since such respective dates that would indicate that the Financial Statements are not true and correct in all material respects as of the date thereof.
     (b) For the fiscal year ended December 31, 2005, the Company estimates earnings before interest, taxes, depreciation and amortization of $13.25, excluding the effects of any extraordinary events occurring outside the Company’s ordinary course of business. Such estimates represent good faith estimates of the performance of the Company and its Subsidiaries for such fiscal year based upon all available data and based upon assumptions which were believed in good faith to be reasonable when made and continue to be reasonable as of the date hereof. During the fiscal quarter ended December 31, 2005, the Company estimates that the Company and its Subsidiaries issued invoices to customers in an aggregate value of $10.8 million.
     (c) As of immediately prior to the Closing and prior to giving effect to the transactions contemplated hereby or the payment of any transaction-related expenses payable by the Company hereunder, the Company has cash and cash equivalents of not less than $14 million (as determined in accordance with generally accepted accounting principles of the United States applied on a consistent basis).
     2.7 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement, (iii) incurred in the ordinary course of business since the date of the Base Balance Sheet, or (iv) as set forth in Section 2.7 of the Disclosure Schedule.
     2.8 Absence of Certain Developments. Since the date of the Base Balance Sheet, each of the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and, except as explicitly set forth in Section 2.8 of the Disclosure Schedule or the Financial Statements, there has not been:
          (a) any change in the Business or assets, liabilities, condition (financial or other), properties or operations of the Company or any of its Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably expected to have a Material Adverse Effect;
          (b) any mortgage, charge, lien or other Claim placed on any of the properties of the Company or any of its Subsidiaries, other than purchase money liens and liens for taxes not yet due and payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;
          (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company or any of its Subsidiaries, including any of its Intellectual Property Assets (as defined below), involving the payment or receipt of more than $100,000;
          (d) any damage, destruction or loss, whether or not covered by insurance, that has had or could be reasonably expected to have a Material Adverse Effect;
          (e) except for the Redemption and/or the payment of the Pre-Closing Dividends and/or the issuance of the Pre-Closing Bonus Shares, any declaration, setting aside or payment of any dividend by the Company or any of its Subsidiaries, or the making of any other distribution in respect of the share capital of the Company or any of its Subsidiaries, any direct or indirect redemption, purchase or other acquisition by the Company of its own share capital; or any bonus payments made to or with any officers or employees of the Company or any of its Subsidiaries;
          (f) any labor trouble or claim of unfair labor practices involving the Company or any of its Subsidiaries, any change in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers or employees other than normal merit increases to employees in accordance with its usual practices, or any bonus arrangements made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan (other than the Current Share Option Plan) with respect to such persons, or the amendment of any of the foregoing;
          (g) any resignation, termination or removal of any officer or key employee of the Company or any of its Subsidiaries, or material loss of personnel of the Company or any of its Subsidiaries, or material change in the terms and conditions of the employment of the Company’s or any of its Subsidiaries’ officers or key personnel;

          (h) any payment or discharge of a material lien or liability of the Company or any of its Subsidiaries which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;
          (i) any contingent liability incurred by the Company or any of its Subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or any of its Subsidiaries, including any write-off or compromise of any accounts receivable other than in the ordinary course of business consistent with past practices;
          (j) any obligation or liability incurred by the Company or any of its Subsidiaries to any of its officers, directors, shareholders or employees, or any loans or advances made by the Company or any of its Subsidiaries to any of its officers, directors, shareholders or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business;
          (k) any change in accounting methods or practices, collection policies, pricing policies, discount policies, sales incentive policies or payment policies of the Company or any of its Subsidiaries;
          (l) any loss or, to the knowledge of the Company, any development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor or account of the Company or any of its Subsidiaries;
          (m) any amendment, modification, renewal or termination of, or waiver of any material right under, any material contract or agreement to which the Company and/or any of its Subsidiaries is a party or by which it is bound;
          (n) any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company or any of its Subsidiaries, whether as part of the terms of the Company’s share capital or by any separate agreement;
          (o) any transaction or agreement involving fixed price terms or fixed volume arrangements;
          (p) any other transaction entered into by the Company and/or any of its Subsidiaries other than transactions in the ordinary course of business; or
          (q) any agreement or understanding whether in writing or otherwise, for the Company and/or any of its Subsidiaries to take any of the actions specified in clauses (a) through (p) above.
     2.9 Accounts Receivable; Accounts Payable.
          (a) Except as set forth in Section 2.9 of the Disclosure Schedule, all of the accounts receivable of the Company and each of its Subsidiaries are valid and, to the knowledge of the Company, enforceable claims, are subject to no set-off or counterclaim, and are fully collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Base Balance Sheet, which reserve is in accordance with generally accepted accounting principles of the United States. Since the date of the Base Balance Sheet, each of the Company and each of its Subsidiaries has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with its past practices and has not accelerated any such collections. Except as set forth in Section 2.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any accounts receivable or loans receivable from any person which is affiliated with it or any of its directors, officers, employees or shareholders.
          (b) Except as set forth in Section 2.9 of the Disclosure Schedule, all accounts payable and notes payable of the Company and each of its Subsidiaries arose in bona fide arm’s length transactions in the ordinary course of business and, to the knowledge of the Company, no such account payable or note payable is delinquent in its payment. Since the date of the Base Balance Sheet, the Company and each of its Subsidiaries has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. Except as set forth in Section 2.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries has any account payable to any person which is affiliated with it or any of its directors, officers, employees or shareholders.
     2.10 Transactions with Affiliates. Except as set forth in Section 2.10 of the Disclosure Schedule, there are no loans, leases or other agreements or transactions between the Company or any of its Subsidiaries or any present or former shareholder, director, officer or employee of the Company or any of its Subsidiaries or, to the knowledge of the Company (without any inquiry), any member of such officer’s, director’s, employee’s or shareholder’s immediate family, or any person controlled by such officer, director, employee or shareholder or his or her immediate family. Except as set forth in Section 2.10 of the Disclosure Schedule, to the knowledge of the Company (without any inquiry), no shareholder, director, officer or employee of the Company or any of its Subsidiaries or, any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company and/or any of its Subsidiaries, or any organization which has a material contract or arrangement with the Company or any of its Subsidiaries.
     2.11 Properties. Each of the Company and each of its Subsidiaries have good, valid and (if applicable) marketable title to all assets material to its business and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of Claims, except for liens for Taxes (as hereinafter defined) not yet due and payable, and minor liens and encumbrances that do not materially detract from the value of the property subject thereto or impair the operations of the Company and/or any of its Subsidiaries. All equipment included in such properties which is necessary to the Business is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company and/or each of its Subsidiaries is a party are fully effective and afford the Company and/or each of its Subsidiaries peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Company and its Subsidiaries are sufficient for the conduct of its business as presently conducted.

     2.12 Tax Matters.
          (a) The Company and each of its Subsidiaries has timely and properly filed all United States federal, state and local, Israeli and other foreign Tax Returns (as defined below) required to be filed by it through the date hereof, and all such Tax Returns filed by the Company and/or any of its Subsidiaries are true, correct and complete in all material respects. In this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (as defined below), including any schedule or attachment thereto, and including any amendment thereof. Except as set forth in Section 2.12 of the Disclosure Schedule, each of its Subsidiaries has paid or caused to be paid all United States federal, state and local taxes, Israeli taxes, other foreign taxes and other taxes, including without limitation, income taxes, taxes imposed under Section 1374 of the Code, estimated taxes, alternative or add-on minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, gross receipts taxes, license taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, environmental taxes (including taxes under Section 59A of the Code), customs duties taxes, capital stock taxes, profits taxes, social security (or similar) taxes, unemployment taxes, disability taxes, real property taxes, personal property taxes, registration taxes, value added taxes or other taxes of any kind whatsoever and all deficiencies, or other additions to tax, interest, fines and penalties owed by it, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person or entity (collectively, “Taxes”), required to be paid by it (whether or not shown on any Tax Return) through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due. The reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet (rather than any notes thereto) is sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company or any of its Subsidiaries and since the date of the Base Balance Sheet neither the Company nor any of its Subsidiaries has incurred any Taxes other than in the ordinary course of its business. All Taxes and other assessments and levies which the Company or any of its Subsidiaries was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. Except as set forth in Section 2.12 of the Disclosure Schedule, the Company has delivered to the Buyer correct and complete copies of all annual Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company and/or any of its Subsidiaries since its inception. The Company and each of its Subsidiaries has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Section 2.12 of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has ever received notice of any audit or of any proposed deficiencies from the United States Internal Revenue Service (the “IRS”), the Israeli Taxing Authority (the “ITA”) or any other taxing authority; (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year; (iii) neither the IRS, the ITA nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; and (iv) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a combined United States federal income Tax Return nor does the Company nor any of its Subsidiaries have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing arrangement. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.
          (b) The taxable year of the Company and of each of its Subsidiaries for Israeli, United States federal and state income tax purposes is the fiscal year ended December 31st.
          (c) The Company has never been a “passive foreign investment company” (as defined in the Code).
          (d) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (ii) installment sale or open transaction disposition made on or prior to the Closing; or (iii) prepaid amount received on or prior to the Closing.
          (e) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Forms W-2 and 1099 (and comparable Israeli forms) required with respect thereto have been properly completed and timely filed.
          (f) Neither the Company nor any of its Subsidiaries will be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any Tax period ending after the Closing as a result of a change in accounting method for a Tax period beginning on or before the Closing.
          (g) The U.S. Subsidiary has used an accrual method of accounting within the meaning of Section 446(c) of the Code at all times during its existence.
          (h) Neither the Company nor any of its Subsidiaries has distributed stock of another entity, and has not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
          (i) The Company and each of its Subsidiaries has maintained any transfer pricing information, analyses and records with respect to its inter-company transactions required to be so maintained for Unites States Tax purposes.
     2.13 Certain Contracts and Arrangements. Except as set forth in Section 2.13 of the Disclosure Schedule (with, to the extent written, true and correct copies of, and, to the extent oral, true and correct descriptions of, each agreement referred to therein provided to the Buyer), neither the Company nor any of its Subsidiaries is a party or subject to or bound by:
          (a) any contract or agreement involving a potential commitment or payment by the Company and/or any of its Subsidiaries in excess of $100,000;
          (b) any contract, lease or agreement which is not cancelable by the Company and/or any of its Subsidiaries without penalty on not less than ninety (90) days notice;
          (c) any contract containing covenants directly or explicitly limiting in any respect the freedom of the Company and/or any of its Subsidiaries to compete in any line of business or with any person or entity;
          (d) any contract or agreement relating to the licensing, distribution, development, purchase or sale of any of its Intellectual Property Assets;
          (e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;
          (f) any share redemption or purchase agreements or other agreements affecting or relating to the share capital of the Company and/or any of its Subsidiaries, including, without limitation, any agreement with any shareholder of the Company or any of its Subsidiaries which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;
          (g) any pension, profit sharing, retirement or share option plans;
          (h) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries or any contract or agreement involving fixed price or fixed volume arrangements;
          (i) any joint venture, partnership, manufacturer, development or supply agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person or the payment of commissions by the Company;
          (j) any acquisition, merger or similar agreement;
          (k) any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;
          (l) any contract with any Governmental Authority, including any quasi-governmental entity;
          (m) any contract not executed in the ordinary course of business; or
          (n) any other material contract.

     All such contracts, agreements, leases and instruments are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and/or any of its Subsidiaries and, to the knowledge of the Company (without any inquiry), of the other parties thereto, and are enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) limitations on the enforcement of the remedy of specific performance and other equitable remedies. The Company has no knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments, which termination has had, or could reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, the breach of which has had, or could reasonably be expected to have, a Material Adverse Effect, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company or any of its Subsidiaries, except for any such default, condition, event or fact that, individually or in the aggregate, that has had, or could not reasonably be expected to have, a Material Adverse Effect.
     2.14 Intellectual Property. Section 2.14 of the Disclosure Schedule contains a complete and accurate list of all Patents owned by the Company or any of its Subsidiaries or otherwise used in the Business (“Company Patents”), Marks owned by the Company or any of its Subsidiaries or otherwise used in the Business (“Company Marks”) and Copyrights owned by the Company or any of its Subsidiaries or otherwise used in and, in either case, material to the Business (“Company Copyrights”). Except as set forth on Section 2.14 of the Disclosure Schedule:
          (a) the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) limitations on the enforcement of the remedy of specific performance and other equitable remedies, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all Claims;
          (b) all Company Intellectual Property Assets of the Company or any of its Subsidiaries are valid and, to the knowledge of the Company, enforceable, and all Company Patents, Company Marks and Company Copyrights which are issued by or registered with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);
          (c) there are no pending, or, to the knowledge of the Company, threatened (written or unwritten) claims against the Company or any of its Subsidiaries or any of their respective employees alleging that any of the operation of the Business, any activity by the Company, or manufacture, sale and/or use of any Product infringes on or violates (or in the past infringed on or violated) or, the rights of any third party in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;
          (d) to the knowledge of the Company (without any inquiry), neither the operation of the Business, nor any activity, manufacture, use and/or sale by the Company or any of its Subsidiaries of any Product infringes on or violates (or in the past infringed on or violated) any Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP Asset;
          (e) all current employees and consultants of the Company or any of its Subsidiaries have executed written instruments with the Company and/or with any of its Subsidiaries that assign to the Company or any of its Subsidiaries all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by the Company and/or any of its Subsidiaries or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto;
          (f) to the knowledge of the Company (without any inquiry), (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s or any of its Subsidiaries’ rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property Assets;
          (g) each of the Company and each of its Subsidiaries has taken all commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business (the “Company Trade Secrets”), including, without limitation, requiring each Company and/or Subsidiary employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer and, to the Company’s knowledge (without any inquiry), there has not been any breach by any party to such confidentiality agreements;
          (h) the Company Intellectual Property Assets are not subject to any license granted by the Company or any of its Subsidiaries to any person or entity;
          (i) to the Company’s knowledge (without any inquiry), all inventors listed on the Company Patents are under no obligation to assign their rights in the Company Patents to a former employer, person, or entity, nor is the validity of the Company Patents affected by the prior employment of any inventor;
          (j) to the Company’s knowledge (without any inquiry), each Intellectual Property Asset license to which the Company is a party is valid and enforceable, and the Company is not in breach or default thereunder;

          (k) no software incorporated in any Products or covered by or embodying any Company Intellectual Property Assets owned or purported to be owned by the Company and/or any of its Subsidiaries has been sold in whole or in part or used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available for free.
     2.15 Litigation. There is no claim, legal action, counterclaim, suit, arbitration, litigation or other governmental or administrative proceeding or, to the knowledge of the Company, investigation pending or, threatened against the Company or any of its Subsidiaries or affecting the properties or assets of the Company or any of its Subsidiaries, or, as to matters related to the Company or any of its Subsidiaries, to the knowledge of the Company (without any inquiry), against any officer or director of the Company or any of its Subsidiaries in their respective capacities in such positions, nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted. Section 2.15 of the Disclosure Schedule includes a description of all such litigation, claims, legal actions, counterclaims, suits, arbitrations, proceedings or, to the knowledge of the Company, investigations involving the Company or any of its Subsidiaries or any of their respective officers or directors in connection with the Business occurring, arising or existing as of the date hereof. In addition, except as set forth on Section 2.15 of the Disclosure Schedule, in the last two years, neither the Company nor any of its Subsidiaries has not entered into or been subject to any judgment, consent decree, compliance order or administrative order of any Governmental Authority with respect to the Business. To the knowledge of the Company (without any inquiry), neither the Company, nor any of its Subsidiaries nor any officer, director, shareholder or key employee of the Company or any of its Subsidiaries in their respective capacities in such positions has received or been the subject of any legal demand letter, administrative inquiry or formal or informal complaint or legal claim from, or under the jurisdiction of, any Governmental Authority or other third party that include any allegations alleging any violation of any Legal Requirement or any improper business practice of the Company or any of its Subsidiaries.
     2.16 Labor Matters. The Company and its Subsidiaries employ approximately 56 full-time and no part-time employees and generally enjoy good employer-employee relationships. Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company and/or any of its Subsidiaries as of the date hereof or amounts required to be reimbursed to such employees. Neither the Company nor any of its Subsidiaries is subject to, nor is the Company or any of its Subsidiaries aware that it is bound by, any contract, commitment or arrangement with any labor union Each of the Company and each of its Subsidiaries is and heretofore has been in compliance in all material respects with all applicable Legal Requirements, laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours. Neither the Company nor any of its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, or the like. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company or any of its

Subsidiaries. Each U.S. Subsidiary is, and at all times has been, in compliance in all material respects with the requirements of the United States Immigration Reform Control Act of 1986 (to the extent applicable) applicable to it. There are no changes pending or, to the knowledge of the Company, threatened with respect to (including, without limitation, the resignation of) the senior management or key supervisory personnel or key independent contractors of the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel. No U.S. Subsidiary of the Company has ever implemented any plant closing or mass layoff of employees as those terms are defined in the United States Worker Adjustment Retraining and Notification Act of 1988, as amended (to the extent applicable to it), or any similar state or local Legal Requirement, law or regulation, and no layoffs that could implicate such laws or regulations are currently contemplated.
     2.17 Licenses; Compliance with Laws; Regulatory Matters .
          (a) Section 2.17 of the Disclosure Schedule includes a correct and complete list of the Licenses. The Company delivered to the Buyer correct and complete copies of all Licenses listed on Section 2.17 of the Disclosure Schedule (including any amendments, supplements and other modifications thereto). All Licenses listed on Section 2.17 of the Disclosure Schedule have been validly issued, and, as of the Closing, the Company and/or any of its Subsidiaries is the authorized legal holder thereof. The Licenses listed on Section 2.17 of the Disclosure Schedule comprise all of the licenses, permits, Regulatory Authorizations and other authorizations required from any Governmental Authority for the lawful conduct of the Business and none of the Licenses is subject to any unusual or special restriction or condition that could reasonably be expected to limit the full operation of the Business. The Licenses are in full force and effect, and the conduct of the Business is in accordance therewith, except with respect to any non compliance that could not be reasonably be expected to have a Material Adverse Effect. No License is subject to termination as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. The Company is now and has heretofore been in compliance in all material respects with all Legal Requirements.
          (b) Except as set forth on Section 2.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received or been subject to or is aware of: (i) any FDA notice of inspectional observations, or equivalent report by inspectors or officials from any other Governmental Authority or Notified Body of any situation requiring attention or correction or of conditions or circumstances that are objectionable or otherwise contrary to applicable Legal Requirements, with respect to the Products, the Company or any of its Subsidiaries; (ii) any warning letters, establishment inspection reports, untitled letters, or other written correspondence or documents from the FDA or any other Governmental Authority or Notified Body in which the FDA or such other Governmental Authority or Notified Body asserted that any Products or any operations of the Company or any of its Subsidiaries were not in compliance with applicable Legal Requirements.
          (c) Except as set forth on Section 2.17 of the Disclosure Schedule, there has not been any occurrence of any Medical Device Report (“MDR”) concerning any Products; product recall, market withdrawal, correction, or removal conducted by or on behalf of the

Company or any of its Subsidiaries concerning any Products; any product recall, market withdrawal, correction, or removal conducted by or on behalf of any entity as a result of any alleged defect in any Products; or any complaint, notice of alleged defect, or notice of alleged patient injury with respect to the Products that has been received in writing by the Company or any of its Subsidiaries or that has been orally transmitted to and recorded by the Company or any of its Subsidiaries.
          (d) Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge (without any inquiry), any of Company’s current employees has (i) been disbarred or received notice of action or threat of action with respect to debarment under any applicable Legal Requirement, including without limitation under section 306 of the Federal Food, Drug, and Cosmetic Act; (ii) been subject to any other Governmental Authority enforcement action or proceeding, including without limitation any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter or similar action by any Governmental Authority; or (iii) to the knowledge of the Company (without any inquiry), used in any capacity the services of any person that has been subject to debarment or any other FDA enforcement action or proceeding, including without limitation those actions or proceedings expressly described in clauses (i) and (ii).
          (e) The Products (i) have been manufactured, processed, packaged, labeled, stored and shipped in accordance with all applicable Legal Requirements, including without limitation Current Manufacturing Practices, the Quality Systems Regulation, and all other manufacturing and quality requirements of any Governmental Authority; and (ii) are not and have not been adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, or defective or dangerous under any other applicable Legal Requirements.
          (f) The Company and each of its Subsidiaries and, to the Company’s knowledge, the Company’s and each of its Subsidiaries’ suppliers, and others with whom the Company or any of its Subsidiaries enter into contracts for the specification development, manufacture, processing, packaging, labeling, storage, shipment, distribution, promotion, or advertising of the Products have maintained all Consents and Licenses required under applicable Legal Requirements.
          (g) Except as set forth on Section 2.17 of the Disclosure Schedule, the Products may be lawfully introduced into interstate commerce in the United States pursuant to the Federal Food, Drug, and Cosmetic Act, the European Union pursuant to the applicable Medical Device Directives, and other countries and jurisdictions in which the Company and/or any of its Subsidiaries currently market the Products.
          (h) For purposes of this Agreement: (i) “FDA” means the United States Food and Drug Administration and any successor(s) thereto; (ii) “Federal Food, Drug, and Cosmetic Act” means 21 U.S.C. Sections 321 et seq., as amended; (iii) “Current Good Manufacturing Practices” means the laws, regulations, practices, and requirements in force from time to time that apply to the manufacture, processing, packaging, labeling, storage, and shipment of the Products, including without limitation the requirements of the Federal Food, Drug, and Cosmetic Act; the Medical Device Directives; and other Legal Requirements; (iv) “Quality Systems Regulation” means the regulations, practices, requirements, guidelines and guidance in force from time to time during the term of this Agreement that apply to quality management and organization, device design, equipment, purchase and handling of components, production and process controls, packaging and labeling control, device evaluation, distribution, installation, complaint handling, servicing, and records, including without limitation the requirements of the Federal Food, Drug, and Cosmetic Act; 21 Code Federal Regulations Part 820 — “Quality Systems Regulation”; the Medical Device Directives, and other Legal Requirements; (v) “Medical Device Directive” means the European Council Directive concerning Medical Devices, 93/42/EEC (OJ No L 169/1, July 12, 1993), as amended; and (vi) “Notified Body” means the certification organization designated by the relevant national authority of any member of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the Medical Device Directive.
     2.18 Employee Benefit Programs.
          (a) Neither Company nor any of its Subsidiaries maintains or contributes to and for the past five (5) years has not maintained or contributed to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any Israeli law or regulation regulating employee benefit plans, any fringe benefit, shares option, equity-based compensation, phantom stock, bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, option, share purchase, bonus or other plan, agreement, policy, trust fund or arrangement, established, maintained, sponsored or contributed to by the Company or any of its Subsidiaries on behalf of any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any of its Subsidiaries has or has had any obligation on behalf of any such employee, officer, director, or beneficiary (each, an “Employee Benefit Program”), other than the Employee Benefit Programs identified and described in Section 2.18 of the Disclosure Schedule attached hereto. The terms and operation of each such Employee Benefit Program comply and have heretofore complied in all material respects with all applicable Legal Requirements relating to each such Employee Benefit Program. The Company and each of its Subsidiaries have performed all of their respective obligations under all Employee Benefit Programs, and have made entries in their respective financial records and statements as required by the GAAP for all obligations and liabilities under such Employee Benefit Programs. Each of the Company and each of its Subsidiaries is in compliance with all applicable laws regarding such Employee Benefit Programs, and no accumulated funding deficiency, whether or not waived, exists with respect to any such Employee Benefit Programs. All filings required by applicable laws have been timely filed, and all notices and disclosures to participants required by applicable laws have been timely provided. All contributions and payments made or accrued with respect to the Employee Benefit Programs maintained by the Company’s Subsidiaries are deductible under the applicable Tax laws. There are no unfunded obligations of the Company or any of its Subsidiaries under any Employee Benefit Program that have not been accrued unless such accrual is not necessary under generally accepted accounting principles of the United States. Neither the Company nor any of its Subsidiaries is required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Programs are terminable at the discretion of the Company or any of its Subsidiaries without liability to the Company or any of its Subsidiaries upon or following such termination, except for benefits accrued under the terms of such Employee Benefit Programs.
          (b) Except as described in Section 2.18 of the Disclosure Schedule, no U.S. Subsidiary has ever maintained or contributed to any Employee Benefit Program providing or promising any health or other nonpension benefits to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of ERISA. With respect to any Employee Benefit Program of any Subsidiary of the Company, to the knowledge of the Company, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law that could result, directly or indirectly, in any Taxes, penalties or other liability to any of its Subsidiaries. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Benefit Program.
          (c) Each Employee Benefit Program that has ever been maintained by any U.S. Subsidiary and that has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section or the time period for submitting a determination letter request and adopting retroactive amendments under Code Section 401(b) and the corresponding regulations is open as of the Closing Date and each such Employee Benefit Plan has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Benefit Program through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Program’s assets were distributed). No event or omission has occurred which would cause any such Employee Benefit Program to lose its qualification under the applicable Code section and each asset held under any such Employee Benefit Program may be liquidated or terminated without the imposition of any redemption for surrender charge or comparable liability. Except as set forth in Section 2.18 of the Disclosure Schedule, no Subsidiary of the Company has ever maintained any Employee Benefit Program which has been subject to Title IV of ERISA or Code Section 412, including, but not limited to, any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Each reference to “Company” or “any of its Subsidiaries” in Sections 2.18(b) and (c) also refers to any other entity that is considered a single employer with the applicable Subsidiary of the Company under ERISA Section 4001(b) or part of the same “Controlled Group” as the applicable Subsidiary of the Company for purposes of ERISA Section 302(d)(8)(C).
     2.19 Insurance Coverage. Section 2.19 of the Disclosure Schedule contains an accurate listing and summary of the insurance policies currently maintained by the Company or any of its Subsidiaries. Except as set forth on Section 2.19 of the Disclosure Schedule, there are currently no claims pending against the Company or any of its Subsidiaries under any insurance policies currently in effect.
     2.20 Investment Banking; Brokerage. Except as set forth on Section 2.20 of the Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or any of its Subsidiaries or based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

     2.21 Environmental Matters. To the Company’s knowledge, no hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, “Hazardous Material”), has been generated, transported, used, handled, processed, disposed, stored or treated on any real property owned, leased or operated by the Company or any of its Subsidiaries. To the Company’s knowledge, no Hazardous Material has been spilled, released, discharged, disposed, or transported from any real property owned, leased or operated by the Company or any of its Subsidiaries, and no Hazardous Material is present in, on, or under any such property. The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable environmental, health and safety laws, rules, ordinances, by-laws and regulations, and with all permits, registrations and approvals required under such laws, rules, ordinances, by-laws and regulations (collectively, “Environmental Laws”). Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could involve the Company or any of its Subsidiaries in any litigation, or impose upon the Company or any of its Subsidiaries any liability, arising under any Environmental Laws.
     2.22 Customers, Distributors and Partners. Section 2.22 of the Disclosure Schedule sets forth the name of each customer and distributor of the Company and/or any of its Subsidiaries for the fiscal year ended December 31, 2004 and nine (9)-month fiscal period ended September 30, 2005 (the “Customers” and “Distributors”, respectively) together with the names of any Person with which the Company and/or the U.S. Subsidiary has a material strategic partnership or similar relationship (“Partners”). No Customer, Distributor or Partner of the Company and/or its U.S. Subsidiary who accounted for more than five percent (5%) of the revenues of the Company and/or the U.S. Subsidiary for any of the fiscal year ended December 31, 2004 and/or nine (9)-month fiscal period ended September 30, 2005, has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company. No Customer, Distributor or Partner who accounted for more than five percent (5%) of the revenues of the Company and/or the U.S. Subsidiary for any of the fiscal year ended December 31, 2004 and/or the nine (9)-month fiscal period ended September 30, 2005 has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company and/or the U.S. Subsidiary or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company and/or the U.S. Subsidiary.
     2.23 Suppliers . The Company’s and each of its Subsidiaries’ relationships with its major suppliers are good commercial working relationships, and, within the last twelve (12) months, no supplier that the Company and/or its Subsidiaries has paid or is under contract to pay $100,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company or any of its Subsidiaries, or materially decreased its services, supplies or materials to the Company or any of its Subsidiaries nor, to the knowledge of the Company (without any inquiry), does any supplier have any plan or intention to do any of the foregoing.
     2.24 Warranty and Related Matters. Section 2.24 of the Disclosure Schedule sets forth a complete list of all outstanding Products of the Company or any of its Subsidiaries. There are no existing or, to the knowledge of the Company, threatened, claims against the Company or any of its Subsidiaries relating to any work performed by the Company or any of its Subsidiaries, product liability, warranty or other similar claims against the Company or any of its Subsidiaries alleging that any Product is defective or fails to meet any product or service warranties. To the Company’s knowledge, there are (a) no inherent design defects or systemic or chronic problems in any Product and (b) no liabilities for warranty or other claims or returns with respect to any Product relating to any such defects or problems which could reasonably be expected to have a Material Adverse Effect.
     2.25 Illegal Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Person affiliated with the Company has ever offered, made or received on behalf of the Company or any of its Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons.
     2.26 Solvency. Neither the Company nor any of its Subsidiaries has: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.
     2.27 Privacy of Customer Information. Neither the Company nor any of its Subsidiaries has used and does not currently use any of the customer information that it has received or currently receives through its website, or in a manner that violates the Company’s or any of its Subsidiaries’ privacy policy or the privacy rights of its customers. Neither the Company nor any of its Subsidiaries has collected any customer information through its website in an unlawful manner or in violation of its privacy policy. Each of the Company and each of its Subsidiaries has commercially reasonable security measures in place to protect the customer information it receives through its website and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner that violates the rights of privacy of its customers.
     2.28 Backlog. The Company and its Subsidiaries have a backlog of firm orders for the sale of its products and services as set forth in Section 2.28 of the Disclosure Schedule. None of such orders has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the Company’s or any of its Subsidiaries’ past practices and the ordinary course of business.
     2.29 Disclosure.
     (a) The representations and warranties made or contained in this Agreement, the Disclosure Schedule and exhibits hereto and the certificates executed and delivered in connection herewith, when taken together, do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

          (b) No officer or director of the Company or any of its Subsidiaries has been: (i) subject to voluntary or involuntary petition under U.S. federal bankruptcy laws, any U.S. state insolvency law or any similar non-U.S. laws or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iv) found by a court of competent jurisdiction in a civil action or by the United States Securities and Exchange Commission (“SEC”), the United States Commodity Futures Trading Commission or any similar Governmental Authority to have violated any commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (v) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of SEC Regulation S-K.
2A. Representations and Warranties of the Shareholders
     In order to induce the Buyer to enter into this Agreement and consummate the Transaction, each Shareholder hereby, severally but not jointly, makes to the Buyer the representations and warranties contained in this Section 2A. Such representations and warranties are subject to the qualifications and exceptions set forth in the Disclosure Schedule.
     (a) Such Shareholder is the sole record and beneficial owner of the Ordinary Shares and Series A-1 Preferred Shares set forth opposite such Shareholder’s name on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b)), in each case free and clear of any Claims, including Claims of spouses, former spouses or other family members, or other shareholders (or former shareholders) of the Company.
     (b) This Agreement and all agreements, documents and instruments executed and delivered by such Shareholder pursuant hereto are valid and binding obligations of such Shareholder enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally; and (ii) limitations on the enforcement of the remedy of specific performance and other equitable remedies. Such Shareholder has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by such Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. Except as set forth on Section 2A(b) of the Disclosure Schedule, the execution and delivery by each Shareholder of this Agreement and all agreements, documents and instruments executed and delivered by such Shareholder pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of such Shareholder’s organizational or trust documents, if applicable, or cause the creation of any Claim upon any of the assets of the Company or any of its Subsidiaries (including any Purchased Shares or Redeemed Shares held thereby); (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to the Company, any of its Subsidiaries or to such Shareholder; (iii) require from the Company, any of its Subsidiaries or such Shareholder any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party, or (iv) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Licenses, agreement, contract, permit, license, authorization or other obligation to which such Shareholder is a party or by which such Shareholder or its assets are bound.
     (c) As of each of the date hereof and the Closing Date, such Shareholder does not have any claims, counterclaims, suits, causes of action, or demands (whether now known, suspected or claimed to have) against the Company, any of its Subsidiaries, Buyer, the Funds or any of their respective officers, directors, members, managers partners, employees, consultants or agents other than arising out of the performance of this Agreement.
3. Representations and Warranties of the Buyer
     In order to induce the Company and the Shareholders to enter into this Agreement, each of the Buyer, hereby makes to the Company and the Shareholders the representations and warranties contained in this Section 3:
     3.1 Organization and Corporate Power. Each of the Buyer and each of the Funds is an entity duly organized and validly existing under the laws of its jurisdiction of organization and has all required power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the purchase of the Securities.
     3.2 Authority and Non-Contravention. Each of the Buyer and each of the Funds has full right, authority and power under its organizational documents to enter into this Agreement and all agreements, documents and instruments executed thereby pursuant hereto and to carry out the transactions contemplated hereby and thereby (to the extent it is a party to any such agreement, document or instrument). This Agreement and all agreements, documents and instruments executed by the Buyer pursuant hereto are valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed by the Buyer pursuant hereto have been duly authorized by all necessary action under the Buyer’s organizational documents. The execution, delivery and performance by the Buyer of this Agreement and all agreements, documents and instruments to be executed and delivered by the Buyer pursuant hereto do not: (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of the Buyer’s organizational documents; (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Legal Requirement applicable to the Buyer; (c) require from the Buyer any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party; or (d) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, permit, license, authorization or other obligation to which the Buyer is a party or by which the Buyer or its assets are bound.
     3.3 Investment Status. The Buyer is purchasing the Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such Securities or any part thereof except pursuant to a registration or an available exemption under applicable law. The Buyer acknowledges that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of the State of Israel and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable Israeli securities law or an exemption from such registration is available.
     3.4 Experience.
Such Investor meets at least one of the criteria set forth in Exhibit J attached hereto, and accordingly is an “accredited investor”, as such term is defined in Rule 501 under the Securities Act. Such Investor is capable of evaluating the merits and risks of this investment.
     3.5 Investment.
The Buyer is acquiring its Securities for investment for its own account, not as a nominee or agent, and the Securities are being and will be acquired by it for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing the Securities, the Acquired Series A-1 Preferred Shares, or Ordinary Conversion Shares issuable upon conversion thereof. Such Buyer understands that: (i) neither the Series A-1 Preferred Shares, nor the Ordinary Conversion Shares issuable upon the conversion thereof to be purchased by it have been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein; (ii) the Series A-1 Preferred Shares and the Ordinary Conversion Shares issuable upon the conversion thereof will bear a legend to such effect; and (iii) the Company will make a notation on its transfer books to such effect. The Buyer also represents it has not been organized for the purpose of acquiring the Securities. By executing this Agreement, the Buyer further represents that it does not have at the time of the Closing, any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any third person, with respect to any of the Securities.
     3.6 Rule 144 and Rule 144A.
The Buyer acknowledges that, because the Securities have not been registered under the Securities Act, the Shares and the Common Stock issuable upon the conversion thereof must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Buyer is aware of the provisions of Rule 144 and Rule 144A promulgated under the Securities Act, which rules permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.
     3.7 No Public Market.
The Buyer understands that no public market now exists for any of the securities issued by the Company, and that it is uncertain whether a public market will ever exist for the Series A-1 Preferred Shares or the Ordinary Conversion Shares issuable upon the conversion thereof.
4. Covenants
     4.1 Interim Operations of the Company. Except as may be consented to in writing by the Buyer, the Company hereby covenants to the Buyer and the Funds that, after the date hereof and prior to the Closing Date:
          (a) The Business shall be conducted in the same manner as heretofore conducted and only in the ordinary course of business and the Company and the Shareholders shall use all reasonable efforts to preserve intact the Company’s present business organization, keep available the services of its current officers and employees and preserve satisfactory relationships with customers, suppliers, distributors and others having business dealings with it, and will take no action which would materially and adversely affect the ability of the Company and the Shareholders to consummate the transactions contemplated hereby;
          (b) The Company and the Shareholders shall not, and the Shareholders shall cause the Company not to, take any action that, without the written consent of the Buyer, if taken prior to the date hereof, would constitute a breach of Section 2.8 hereof or otherwise would be required to be listed or described in Section 2.8 of the Disclosure Schedule;
          (c) The Company and the Shareholders shall not, and the Shareholders shall cause the Company not to, take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Section 5 not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, the Shareholders, the Funds or the Buyer to consummate the Closing in accordance with the terms hereof or materially delay such consummation;
          (d) The Company and the Shareholders shall not, and the Shareholders shall cause the Company not to, enter into any agreement, contract, commitment or arrangement to do any of the foregoing; and
          (e) Neither the Company shall cause or permit, by any act or failure to act, any material License to expire or to be revoked, suspended, or modified, or take any action that could be reasonably expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any material License.
     4.2 Access; Confidentiality Prior to the Closing, the Company shall (i) give the Buyer, the Funds and their authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company, (ii) permit the Buyer and the Funds to make such copies and inspections thereof as may reasonably be requested, and (iii) cause the officers of the Company to furnish the Buyer and the Funds with such financial and operating data and other information with respect to the business and properties of the Company as the Buyer or the Funds may from time to time reasonably request; provided that any such access shall be conducted at the expense of the Buyer at reasonable times, under the supervision of the Company’s personnel or representatives and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operation of the Business. No investigation pursuant to this Section 4.2 shall effect any representation or warranty in this Agreement of any party hereto or any conditions to the obligations of the parties hereto.
          (a) Except as necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by any Legal Requirement, the provisions of the Confidentiality Agreement between the Company and TA Associates, Inc., dated November ___, 2005 (the “Confidentiality Agreement”), shall remain binding and in full force and effect.
     4.3 Closing Efforts. Between the date of this Agreement and the Closing (the “Interim Period”), each of Company, the Buyer, and each of the Shareholders shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transaction contemplated hereby, including, without limitation, using its best efforts to ensure that (a) its respective representations and warranties remain true and correct in all material respects through the Closing and (b) the conditions to the obligations of the other party to consummate the Transaction are satisfied.
     4.4 Financial Information. The Company shall furnish the Buyer and the Funds with such financial information (including information on payables and receivables) as the Buyer or the Funds may reasonably request.
     4.5 Consents.
The Company and the Shareholders will use their respective best efforts to obtain as expeditiously as possible all Consents, including, without limitation, the Redemption Approval. No such Consent shall include any condition or qualification that would result in or constitute an adverse change in the terms of any License or other agreement that is the subject of the Consent, unless otherwise agreed to by the Buyer or the Funds. Without the prior written consent of the Buyer, no instrument evidencing any Consent to be obtained prior to Closing, including, without limitation, the Redemption Approval, shall contain, or otherwise subject the Company or any of its Subsidiaries’ to, any restrictions, limitations, or obligations which would adversely affect the Company’s or any of its Subsidiaries’ operations on or following the Closing.
     4.6 Exclusivity. Prior to a valid termination of this Agreement, the Company and the Shareholders will not, directly or indirectly, through any officer, director, employee, agent (including financial advisors), partner or otherwise, and the Shareholders will cause the Company not to, continue, solicit, initiate or participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals by, any Person with respect to, whether directly or indirectly, a financing of the Company or an acquisition of the Company, any share capital or other interest of the Company or any assets of the Company, by any means whatsoever, or enter into any agreement, arrangement or understanding regarding any of the foregoing, and the Company shall, and the Shareholders shall cause the Company to, notify the Buyer and the Funds immediately if any bids, offers or proposals are received, or any such negotiations or discussions are sought. In addition, prior to a valid termination of this Agreement, the Company will not, directly or indirectly, through any officer, director, employee, agent (including financial advisors), partner or otherwise, and the Shareholders will cause the Company not to, disclose any information not customarily disclosed to any Person (other than the Buyer or the Funds) concerning the Company or offer to any such other Person access to the Company’s properties, books or records.
     4.7 Covenants of the Buyer. The Buyer shall not take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Section 5 not being satisfied, or would make any representation or warranty of the Buyer contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Buyer, the Company or the Shareholders to consummate the Closing in accordance with the terms hereof or materially delay such consummation.
     4.8 Non-Competition; Non-Solicitation; Confidentiality.
          (a) Non Competition. From and after the Closing and until (i) in the case of any Non-Compete Party, any Shareholder or Optionholder constituting an Affiliate of any of them, and any other Shareholder or Optionholder entitled to payments totaling (together with its Affiliates and without deducting any amounts subject to escrow pursuant to Section 1.8 or to be deposited in trust pursuant to Section 1.5) $10,000,000 or more pursuant to Sections 1.3 and 1.4, the fifth (5th) anniversary thereof, and (ii) in the case of any Shareholder or Optionholder not described in clause (i) who is entitled to payments totaling (together with its Affiliates and without deducting any amounts subject to escrow pursuant to Section 1.8 or to be deposited in trust pursuant to Section 1.5) $1,000,000 or more pursuant to Sections 1.3 and 1.4, the third (3rd) anniversary thereof (each, a “Restricted Period” and each Shareholder or other Person described in clauses (i) or (ii) of this Section 4.8(a), a “Restricted Shareholder”), without the prior written consent of Buyer, no Restricted Shareholder, nor any of its successors or assigns, shall, for any reason, whether directly or indirectly, through any Subsidiary, Affiliate or otherwise, as shareholder, member, manager, partner, employee, consultant, director or otherwise, engage, participate, or invest (except as a holder of not more than 2.5% of the voting power of a publicly traded company) in any business that engages or participates, in any activity anywhere in the world that involves (i) any products, or the performance of any services, that are directly competitive with the products offered by the Business (or any components thereof), or (ii) any medical devices (or any components thereof) in the field aesthetic medicine; provided, however, that with respect to the Company’s industrial laser Products described in clause (i) above the restrictive period shall be two (2) years (any such business, a “Competing Business”).
          (b) Non-Solicitation. During the Restricted Period, without the prior written consent of Buyer, no Restricted Shareholder, nor any of its successors or assigns, shall, for any reason, whether directly or indirectly, through any Subsidiary, Affiliate or otherwise, as shareholder, member, manager, partner, employee, consultant, director or otherwise, engage, participate, or invest in any business that engages or participates, in (i) soliciting, hiring, employing, engaging, calling upon, or diverting whether as an employee, officer, director, agent, consultant or independent contractor, any employee, officer, director, agent, consultant, independent contractor, supplier or vendor of Buyer or the Company, or (ii) soliciting, calling upon or diverting, any customer or client of the Business, the Company or of Buyer.
          (c) Confidentiality. Each Shareholder agrees that it will not disclose to any Person other than representatives of Buyer or the Company any information of a confidential or proprietary nature relating to any products, properties, methods, designs, know-how, inventions, improvements, trade secrets, suppliers, customers, or customers’ requirements relating to the Business, the Company or to Buyer’s business.
          (d) Modification if Unenforceable. The parties hereto agree and acknowledge that if any provision of this Section 4.8 is held to be invalid or unenforceable for any reason, such provision shall, to the extent permitted by law, be adjusted (rather than voided) to achieve the intent of the parties hereto to have the widest possible non-competition or non-solicitation covenant with respect to the matters covered by such provision.
5. Closing Conditions and Deliveries
     5.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each of the parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
          (a) The Redemption Approval shall have been obtained;
          (b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which directly prohibits the consummation of the Closing; and
          (c) There shall be no order or injunction of a court of competent jurisdiction in effect expressly precluding consummation of the transactions contemplated hereby, provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted.
     5.2 Conditions to Obligations of the Buyer to Effect the Closing. The obligations of the Buyer to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
          (a) All of the representations and warranties of the Company and Shareholders set forth in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such date);
          (b) The Company and the Shareholders shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants to be performed or complied with on or prior to the Closing by it under this Agreement;
          (c) The Buyer shall have received from the Company a certificate executed by the Chief Executive Officer of the Company to the effect that the statements set forth in Sections 5.1(a) and 5.2(a), above, solely with respect to the Company, are true and correct;
          (d) No action or proceeding by or before any court, administrative body or other Governmental Authority shall have been instituted against the Company which seeks to enjoin, restrain or prohibit, or might result in material damages in respect of, this Agreement or consummation of the Transaction.
          (e) The Buyer shall have received copies of all Consents in form and substance reasonably satisfactory to the Buyer, including, without limitation, the Consents listed on Schedule 5.2(e) attached hereto;
          (f) The Reclassification shall have been consummated in a manner agreed upon by Buyer and the Company on or prior to the date of this Agreement;
          (g) The Loan Transactions shall have been consummated in accordance with the terms reflected in the Senior Secured Commitment Letter attached hereto as Exhibit L and the Note Purchase Agreement;
          (h) The Company’s agreement, dated March 15, 2005, with William Blair & Company, L.L.C. and Poalim Capital Markets Ltd. (the “William Blair Agreement”) shall have been terminated such that the Company shall have no further obligations thereunder (other than an obligations to make a payment for fees due at the Closing thereunder), which termination shall be in a manner satisfactory to Buyer;
          (i) All amounts which would otherwise be deductible by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby (and/or the acceleration of any share options in connection therewith) but for the limits on deductibility set forth under Sections 280G or 162 of the Code shall be deductible following the consummation of the transactions contemplated hereby and the acceleration of such share options, including, without limitation, any amounts which could be subject to the limitations of Sections 280G or 162 of the Code in connection with Mauro Wjuniski’s employment with the U.S. Subsidiary;
          (j) The Company and the Shareholders shall have delivered, or shall have caused to be delivered, to the Buyer, all in form and substance reasonably satisfactory to the Buyer, the following:
          (i) The Shareholders Agreement executed by the Company and each Shareholder;

          (ii) The Escrow Agreement executed by the Company and the Escrow Agent;
          (iii) A management rights letter in the form attached hereto as Exhibit I;
          (iv) Certificates issued by the Secretary of State (or similar authority) of each jurisdiction in which the Company and/or any of its Subsidiaries has qualified to do business as a foreign corporation (or is required to be so qualified) as to such foreign qualification;
          (v) A certificate executed by the Chief Financial Officer of the Company certifying (A) the names of the officers of the Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Company pursuant hereto, together with the true signatures of such officers; (B) copies of consent actions taken by the Board of Directors and shareholders of the Company authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby; and (C) the effectiveness of, and setting forth a copy of, the Company Organizational Documents;
          (vi) An opinion, dated as of the Closing Date, from Gross, Kleinhendler, Hodak, Greenberg & Co. counsel to the Company and the Shareholders, in substantially the form attached hereto as Exhibit J.
          (vii) Share Transfer Deeds reflecting the transfers to the Buyer of the Purchased Shares;
          (viii) Copies of Share Transfer Deeds reflecting the transfers to the Company of the Redeemed Shares;
          (ix) Director Indemnification Agreements executed by the Company in favor of David S.B. Lang and Ajit Nedungadi, each in substantially the form attached hereto as Exhibit K; and
          (x) Evidence, in form and substance reasonably satisfactory to the Buyer, that the Company’s “Approved Enterprise” (“Mifaal Mehooshar”) status has been terminated.
     5.3 Conditions to Obligations of the Company and Shareholders. The obligations of the Company and Shareholders to consummate the Closing shall be subject to, as applicable, the satisfaction on or prior to the Closing Date of each of the following conditions:
          (a) All of the representations and warranties of the Buyer set forth in this Agreement that are qualified as to “materiality” or “material adverse effect” shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such date);
          (b) The Buyer shall have performed in all material respects all material obligations and shall have complied in any material respects with all covenants to be performed or complied with on or prior to the Closing by the Buyer under this Agreement;
          (c) The Company shall have received, by wire transfer of immediately available funds, proceeds from the Loan Transactions, in an aggregate amount of $35,000,000;
          (d) the Buyer shall have delivered, or shall have caused to be delivered, to the Company and Shareholders, all in form and substance satisfactory to the Company and Shareholders, the following:
          (i) A wire transfer of immediately available funds by the Buyer to (A) the Shareholders in respect of the purchase price for the Purchased Shares in the aggregate amount of $41,107,265, (B) the Trustee on behalf of the Optionholders in connection with their obligations to deposit funds in trust pursuant to Section 1.5 in the aggregate amount of $393,213, and (C) to the Escrow Agent on behalf of the Shareholders in connection with their escrow obligations pursuant to Section 1.8 in the aggregate amount of $13,500,000; and
          (ii) The Shareholders Agreement executed by the Buyer.
          (e) The Shareholders shall have received the Shareholder Warrants; and
          (f) The Buyer shall have executed an undertaking instrument in a form satisfactory to the Israel Office of Chief of Scientist.
6. Termination
     6.1 Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated or the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
          (a) By the mutual written consent of the parties hereto;
          (b) By any party hereto if:
          (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable, or
          (ii) the Redemption Approval is denied and no appeals of such denial are available;

          (c) By any party hereto if the Closing shall not have occurred on or prior to March 31, 2006 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 6.1(c) if such party’s failure to fulfill any of its obligations under this Agreement or to effect the satisfaction of any of the conditions set forth in Section 5 shall have caused the Closing not to have occurred on or before said date.
          (d) By the Company and Shareholders if the Buyer shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 5, which breach has not been cured within twenty (20) days after the giving of written notice by the Company and the Shareholders to the Buyer specifying such breach; provided, the Company and the Shareholders may terminate this Agreement pursuant to this Section 6.1(d) only if none of the Company or the Shareholders has breached (or continues to breach) in any material respect any of its representations, warranties, covenants and agreements hereunder; or
          (e) By the Buyer if the Company or a Shareholder shall have breached any representation, warranty, covenant or other agreement made by it contained in this Agreement which would give rise to the failure of a condition set forth in Section 5 which breach has not been cured within twenty (20) days after the giving of written notice by the Buyer to the Company or such Shareholder specifying such breach; provided, the Buyer may terminate this Agreement pursuant to this Section 6.1(e) only if none of the Buyer has breached (or continues to breach) in any material respect any of their respective representations, warranties, covenants and agreements hereunder.
     6.2 Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement is made, and this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 4.2(b) relating to certain confidentiality obligations, (b) Section 8.6 relating to notices, (c) Section 8.12 relating to expenses, (d) Section 8.14 relating to publicity, and (f) this Section 6. Subject to Section 7, nothing in this Section 6 shall be deemed to release any party from any liability for any material breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of their respective obligations under this Agreement.
     6.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, (a) if any of the conditions specified in Section 5 hereof for the benefit of the Company and/or the Shareholders have not been satisfied, the Company and/or the Shareholders shall have the right to proceed with the transactions contemplated hereby without waiving any of its or their respective rights hereunder, and (b) if any of the conditions specified in Section 5 hereof for the benefit of the Buyer have not been satisfied, the Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its or their respective rights hereunder.

7.	Survival Of Representations And Warranties; Transaction Related Indemnification
7.1	Survival of Representations, Warranties and Covenants.
          (a) All representations, warranties, covenants, and agreements of the Company, the Shareholders and the Buyer made in this Agreement, in the Disclosure Schedule delivered to the Buyer and all agreements, documents and instruments executed and delivered in connection herewith (i) are material, shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such party or its representatives, with all parties hereto reserving their respective rights hereunder, and (ii) shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 8.11 below) and their respective successors and assigns and to their transferees of Securities, whether so expressed or not.
          (b) The representations and warranties of the Company and the Shareholders contained in Sections 2 and 2A hereof shall expire and terminate and be of no further force and effect after the date which is three (3) months following the Buyer’s receipt of the Company’s audited financial statements as of and for the fiscal year ending December 31, 2006, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such claim is made shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any such written claim by the Buyer with respect to (A) a breach of the representations and warranties of the Company or the Shareholders contained in Section 2.1, Section 2.2, Section 2.4, Section 2A herein or with respect to fraud, intentional misrepresentation, a willful breach by the Company or the Shareholders may be given at any time, (B) a breach of the representations and warranties of the Company or the Shareholders contained in Section 2.14 or an Infringement Indemnity Claim (as defined below) may be given at any time on or prior to December 31, 2007, and (C) a breach of the representations or warranties contained in Section 2.12 or Section 2.20, may be given at any time prior to the expiration of the applicable statute of limitations.
     7.2 Transaction Related Indemnification. Each of the Company and the Shareholders acknowledges and agrees that the Buyer and the Funds have relied on the representations, warranties, covenants and other agreements of the Company and the Shareholders contained herein in connection with their investment hereunder and their willingness to provide the funds necessary for the purchase of, or to purchase, the Purchased Shares from the Shareholders. Accordingly, each of the Shareholders severally and not jointly (on a pro rata basis calculated based on the amounts deposited thereby in escrow pursuant to Section 1.8) on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 7.2, the “Shareholder Indemnifying Parties”, and each individually, a “Shareholder Indemnifying Party”) (or, at the sole option of the Buyer and the Funds with respect to any matter subject to indemnification under this Section 7.2, the Company) agree to defend, indemnify and hold the

Buyer, the Funds, their respective directors, officers, managers, employees and agents, (collectively, the “Buyer Indemnified Parties” and, individually, a “Buyer Indemnified Party”) harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, charges, assessments, judgments, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Buyer Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and consequential damages) (“Losses”) which may be sustained or suffered by any such Buyer Indemnified Party based upon, arising out of, or by reason of:
          (a) any breach of any representation or warranty made by the Company or any Shareholder in this Agreement (including, without limitation, in the Disclosure Schedule) or in any certificate delivered pursuant hereto,
          (b) any breach of any covenant or agreement made by the Company or any Shareholder in this Agreement or in any certificate delivered pursuant hereto, except with respect to Section 1.10 herein; and
          (c) any (i) injunction in favor of Thermage, Inc., any of its Affiliates or any of its successors in interest (collectively, “Thermage”), issued as a result of a claim or allegation by Thermage that an RF Product (as defined below) infringes upon or violates (or its manufacture, sale and /or use infringes upon or violates) any of Thermage’s U.S. Patents as of the date of the Closing (including without limitation any divisionals, continuations, continuations-in-part thereof or any Patents issuing from any patent applications claiming priority directly or indirectly to (i) such Patents or (ii) any patents or patent applications from which the Patents claim direct or indirect priority) (each, a “Thermage Patent”), which preclude the Company’s or any of its Subsidiaries’ right to sell, manufacture, distribute or otherwise use, its Accent products, Accent Pro products or any other radio frequency-based products (whether now existing or later developed, collectively, the “RF Products”) in the United States, or (ii) any claim or allegation that the RF Products infringe upon or violate (or their manufacture, sale and/or use infringes upon or violates) any Thermage Patent, which results in commercially unreasonable royalty or similar payment obligations by the Company or any of its Subsidiaries (each of (i) and (ii), an “Infringement Indemnity Claim”).
     7.3 Limitations on Transaction Related Indemnification. Notwithstanding anything in Section 7.2 to the contrary:
          (a) the Shareholder Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Buyer Indemnified Party for indemnification under Section 7.2 above unless the total of all Losses in respect of claims made by the Buyer Indemnified Parties for indemnification shall exceed $1,000,000 (the “Deductible”) in the aggregate, in which case only the total amount of such Losses in excess of the Deductible shall be recoverable by the Buyer Indemnified Parties in accordance with the terms hereof;
          (b) the maximum amount payable by the Shareholder Indemnifying Parties to all Buyer Indemnified Parties for Losses in respect of claims made by the Buyer Indemnified Parties for indemnification under Section 7.2 shall not exceed $11,000,000 (the “Cap”); and

          (c) in the event of a Qualifying Exit Event, then (i) the Shareholder Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of any Infringement Indemnity Claim, and (ii) any Loss Payment (as defined below) made by any Shareholder Indemnifying Party (whether by release from escrow or otherwise) for Losses in respect of an Infringement Indemnity Claim shall be repaid to such Shareholder Indemnifying Party by the Buyer Indemnified Party that received such Loss Payment, if, but only if, such repayment does not cause the event triggering such Qualifying Exit Event to fail to qualify as a Qualifying Exit Event;
provided, however, that the Buyer Indemnified Parties shall not be subject to the limitations of the Deductible or the Cap and shall be entitled to recovery from a Shareholder Indemnifying Party (or, at the sole option of the Buyer and the Funds with respect to any matter subject to indemnification under Section 7.2, from the Company) in respect of claims for indemnification from a Shareholder Indemnifying Party for all Losses in connection with (i) fraud, intentional misrepresentation, a willful breach by a Shareholder or the Company of any of his, her or its representations and warranties under this Agreement, or (ii) the breach by the Company or a Shareholder of any of his, her or its representations or warranties contained in Section 2.1, Section 2.2, Section 2.4, Section 2.6(c), Section 2.12, Section 2.20, and Section 2A (“Carve-Out Claims”); provided further, however, that with respect to the breach by any Shareholder of its representations and warranties contained in Section 2A, the Buyer Indemnified Parties shall only be entitled to seek indemnification under Section 7.2 from such Shareholder or his, her or its successors, executors, administrators, estate, heirs and assigns.
     7.4 Notice; Payment of Losses; Defense of Third-Party Claims.
          (a) A Buyer Indemnified Party shall give written notice of a claim for indemnification under Section 7.2 to a Shareholder Indemnifying Party promptly after receipt of any written claim by any third party and in any event not later than ten (10) business days after receipt of any such written claim (or not later than five (5) business days after the receipt of any such written claim in the event such written claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on the Buyer Indemnified Party), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of a Buyer Indemnified Party to recover indemnity or reimbursement except to the extent that the Shareholder Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Buyer Indemnified Party shall also provide the Shareholder Indemnifying Party with such further information concerning any such claims as the Shareholder Indemnifying Party may reasonably request by written notice.
          (b) Within ten (10) business days after receiving notice of a claim for indemnification or reimbursement, the Shareholder Indemnifying Party shall, by written notice to the Buyer Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Shareholder Indemnifying Party concedes liability in whole or in part, it shall, within thirty (30) business days of such concession, pay the amount of the claim to the Buyer Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Shareholder Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Shareholder Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.
          (c) In the case of any third party claim, if, within thirty (30) business days after receiving the notice described in the preceding paragraph (a), the Shareholder Indemnifying Party gives written notice to the Buyer Indemnified Party stating that the Shareholder Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Shareholder Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Shareholder Indemnifying Party’s own cost and expense, then counsel for the defense shall be selected by the Shareholder Indemnifying Party and such Shareholder Indemnifying Party shall not be required to make any payment to such Buyer Indemnified Party with respect to such claim, liability or expense as long as the Shareholder Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Shareholder Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Shareholder Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Shareholder Indemnifying Party’s obligation to indemnify such Buyer Indemnified Party therefor will be fully satisfied only by payment of money by the Shareholder Indemnifying Party pursuant to a settlement which includes a complete release of such Buyer Indemnified Party. The Shareholder Indemnifying Party shall keep such Buyer Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Buyer Indemnified Party with all documents and information that such Buyer Indemnified Party shall reasonably request and shall consult with such Buyer Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Buyer Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel provided, however, if the named parties to the action or proceeding include both the Shareholder Indemnifying Party and such Buyer Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Buyer Indemnified Party shall be paid by the Shareholder Indemnifying Party provided that such Shareholder Indemnifying Party shall be obligated to pay for only one counsel for such Buyer Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the Shareholder Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Buyer Indemnified Party may undertake the defense of (with counsel selected by such Buyer Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment) with the consent of the Shareholder Indemnifying Party (which consent shall not be unreasonable withheld). If such claim, liability or expense is one that by its nature cannot be defended solely by the Shareholder Indemnifying Party, then such Buyer Indemnified Party shall make available all information and assistance that the Shareholder Indemnifying Party may reasonably request and shall cooperate with the Shareholder Indemnifying Party in such defense.

     7.5 Limitation on Contribution and Certain Other Rights. The Company and the Shareholders hereby agree that if, following the Closing, any claim is made by any Shareholder, or otherwise becomes due from any Shareholder, pursuant to this Section 7 in respect of any Losses (a “Loss Payment”), such Shareholder shall have no rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto, provided, however, that this Section 7.5, shall not limit any Shareholder’s rights against any other Shareholders of the Company, in their capacity as such, whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment resulting from such other Shareholder breach of its representations and warranties under Section 2A.
     7.6 Sole Remedy. Following the Closing, the provisions of this Section 7 shall constitute the exclusive remedy of the Buyer Indemnified Parties by the Company or the Shareholders for any breaches of representations, warranties and covenants contained in this Agreement, other than in respect of causes of action based on theories of fraud; provided, however, that nothing in this Section 7.6 shall limit any Buyer Indemnified Parties to seek specific performance or any other remedy at law or equitable remedy in connection with any breach of Sections 1.3, or 4.8.
     7.7 Setoff; Order of Application.
          (a) Notwithstanding anything to the contrary herein (but subject to Section 7.6), each Buyer Indemnified Party shall be entitled to recover any indemnification payment for Losses hereunder, subject to section 7.3, by collecting such amounts from the Indemnification Escrow Amount deposited and held in escrow in accordance with Section 1.8 (the “Escrow Fund”) in accordance with the terms of the Escrow Agreement.
          (b) In the event any portion of the Escrow Fund continues to be held in escrow, prior to collecting any indemnification payment for Losses due hereunder directly from any Shareholder Indemnified Party, the Buyer Indemnified Parties shall first exercise their rights to collect such payment from the Escrow Fund pursuant to the terms of the Escrow Agreement; provided, however, that with respect to collection of any indemnification payment for Losses due hereunder, except for Losses resulting from Carve-Out Claims, the Buyer Indemnified Parties may solely and exclusively collect indemnification for such Losses from the Escrow Fund and not directly from any Shareholder Indemnified Party.
     7.8 Appointment of Shareholders’ Representative .
     For purposes of this Agreement, the Shareholders by their signature hereto hereby appoint Ziv Karni as the representative and attorney-in-fact for and on behalf of the Shareholders (the “Shareholders’ Representative”), and to the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement, including, without limitation, entering into the Escrow Agreement for the benefit of the Shareholders and the exercise of the power to (i) make any and all decisions entitled to be made thereby under the Escrow Agreement, including without limitation, any and all decisions about distribution of any amounts out of the Escrow

Fund, (ii) defend, settle, administer and otherwise make any and all decisions in connection with any claims for indemnification hereunder, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such claims for indemnification, (iv) resolve any such claims for indemnification, and (v) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Shareholders’ Representative has unlimited authority and power to act on behalf of each Shareholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims for indemnification hereunder. Each Shareholder will be bound by all actions taken by the Shareholders’ Representative in connection with all claims for indemnification made hereunder, and Buyer Indemnified Party shall be entitled to rely on any action or decision of the Shareholders’ Representative. The Shareholders’ Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith. In all questions arising under this Agreement or the Escrow Agreement, the Shareholders’ Representative may rely on the advice of counsel, and the Shareholders’ Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders’ Representative based on such advice. Except as expressly provided herein, the Shareholders’ Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. In the event the Shareholders’ Representative shall cease to serve in such capacity for any reason, the Shareholders having at such time a majority of the proportional interests of the Escrow Amount (out of the aggregate proportional interests thereof of all such Shareholders) shall appoint a new representative as the Shareholders’ Representative by sending notice of such appointment to the Buyer and the Escrow Agent (and the provisions of this Section 7.8 shall apply with respect to such newly appointed Shareholders’ Representative as if originally appointed by the Shareholders hereunder). Such appointment will be effective upon the later of the date indicated in such notice or the date such notice is received by the Buyer and the Escrow Agent.
8.	General
8.1	Waivers and Consents; Amendments.
          (a) For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.
          (b) No amendment to this Agreement may be made without the written consent of the Company, a majority in interest of the Shareholders (determined based on each Shareholder’s Pro Rata Percentage as set forth on Exhibit B attached hereto (subject to adjustment, if at all, pursuant to Section 1.2(b))) and the Buyer; provided, however, that no consent (other than the Buyer’s) shall be required for any modification, adjustment or amendment of Exhibit B attached hereto in accordance with Section 1.2(b).
     8.2 Legend on Securities. The Company and the Buyer acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by the Buyer and Shareholders:
     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY, IN FORM AND SUBSTANCE, TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS AND/OR FOREIGN LAW.
     8.3 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles thereof.
     8.4 Section Headings; Construction. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.
     8.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.
     8.6 Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, telecopy, telex or other method of facsimile, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

     if to the Company:
Alma Lasers Ltd.
7 Haeshel Street P.O.B 3021
Caesarea Industrial Park
Caesarea, Israel 38900
Facsimile: 972-4-627-5368
Attention: Chief Executive Officer
          with a copy to:
Gross, Kleinhendler, Hodak, Halevy,
Greenberg & Co.
One Azrieli Center (Round Building)
Tel-Aviv 67021, Israel
Facsimile: 972-3-607-4433
Attention: Gene Kleinhendler, Adv.
     if to the Buyer:
c/o TA Associates, Inc.
125 High Street, Suite 2500
Boston, MA 02110
Facsimile: (617) 574-6728
Attention: David S.B. Lang
          with a copy to:
c/o TA Associates, Ltd.
25 Buckingham Gate
London SW1E 6LD, England
Facsimile: 44-20-7932-2109
Attention: Ajit Nedungadi
          with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Facsimile: (617) 523-1231
Attention: Jeffrey C. Hadden
     If to the Shareholders:

At such Shareholder’s address for notice appearing on the signature pages hereto with a copy to:
Gross, Kleinhendler, Hodak, Halevy,
Greenberg & Co.
One Azrieli Center (Round Building)
Tel-Aviv 67021, Israel
Facsimile: 972-3-607-4433
Attention: Gene Kleinhendler, Adv.
or at any other address designated by a party to the other parties hereto in writing.
     8.7 Dispute Resolution
          (a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other Transaction Document or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Boston, Massachusetts before a single arbitrator (the “Arbitrator”). The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.
          (b) The parties covenant and agree that the arbitration shall commence within one hundred and twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within one hundred and eighty (180) days of the Filing Date. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.
          (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided in Section 7.2 of this Agreement, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 8.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.
     8.8 Consent to Jurisdiction. Except as provided in Section 8.7(c) and 8.9, each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other Transaction Document or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby, and further consents to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 8.7 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.
     8.9 Remedies; Severability. Notwithstanding Sections 8.7 and 8.8 above, subject to Section 7.6. above, it is specifically understood and agreed that any breach of the provisions of this Agreement, any other Transaction Documents, or any other agreement executed and delivered pursuant to this Agreement, or of the provisions of the Articles, by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.
     8.10 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, without limitation, the provisions of the letter of intent between the parties hereto in respect of the transactions contemplated herein, which provisions of the letter of intent shall be completely superseded by the representations, warranties, covenants and agreements of the Company contained herein.
     8.11 Assignability; Binding Agreement. The Buyer may assign any or all of its rights hereunder to any transferee of its Securities. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of each other party hereto. This Agreement

(including, without limitation, the provisions of Section 7) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing and except as provided in Section 7.2 hereof, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.
     8.12 Expenses. The parties hereby agree that promptly after the Closing, the Company shall reimburse the Buyer for reasonable accounting, banking and legal fees and disbursements and other out-of-pocket expenses incurred by them in connection with the transactions contemplated by this Agreement (“Transaction Expenses”). All Transaction Expenses of the Company and/or the Shareholders hereunder, including but not limited to any fees payable to William Blair & Company shall be paid by the Company. Notwithstanding the foregoing, if this Agreement is terminated prior to the Closing in accordance with Section 6.1(d), each party hereto shall be responsible for any and all fees and expenses incurred by such party hereunder, including, with limitation, any Transaction Expenses.
     8.13 Publicity. The initial press release with respect to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be a joint press release acceptable to the Company, the Shareholders and the Buyer. Thereafter, the Company and the Shareholders shall keep confidential and not disclose the terms of this Agreement and the transactions contemplated thereby without prior consultation with the Buyer, except as may be required by law and then only after the Buyer has been afforded a reasonable opportunity to review and comment on the same.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:	/s/ Yaron Suher

Name: Yaron Suher
Title: CFO

By:	/s/ Ziv Karni

Name: Ziv Karni

SHAREHOLDERS:

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

SHAREHOLDERS:

Mauro Wjuniski

By:	/s/ Mauro Wjuniski

Name: Mauro Wjuniski

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

By:	/s/ Nadav Bayer

Name: Nadav Bayer

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

By:	/s/ Evgeni Koudritski

Name: Evgeni Koudritski

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

By:	/s/ [ILLEGIBLE]

Name: Lahav, Ltbak, Abadl, Adv.

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

By:	/s/ Yoav Avni

Name: Yoav Avni

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

SHAREHOLDERS:

GLOBAL HEALTHCARE SERVICES

By:	/s/ HB

By:	/s/ Antonio Saclemente Garcia
Name: Antonio Saclemente Garcia

By:	/s/ Myriam Patricia Vinasco
Name: Myriam Patricia Vinasco

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

By:	/s/ Yariv Matzliach

Name: Yariv Matzliach

[Signature Page to Stock Purchase and Redemption Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:

Name:
Title:

SHAREHOLDERS:

OXFORD INVESTMENT OVERSEAS CORP.

By:	/s/ Amit Wjuniski

Name: Amit Wjuniski
Title:

[Signature Page to Stock Purchase and Redemption Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

ALMA LASERS LTD.

By:
Name:
Title:

/s/ Yaron Suber	/s/ Aris Orenstein
Yaron Suber	Aris Orenstein

/s/ Miruslave Lifebitz	/s/ Noga Karni
Miruslave Lifebitz	Noga Karni

/s/ Vladislav Rabinski	/s/ Yishak Tabib
Vladislav Rabinski	Yishak Tabib

/s/ Alex Bartiva	/s/ Andre Navier
Alex Bartiva	Andre Navier

/s/ Merav Havhial	/s/ Yair Ben-Ari
Merav Havhial	Yair Ben-Ari

/s/ Max Shamis	/s/ Pavel Yaprimov
Max Shamis	Pavel Yaprimov

/s/ Stanislav Vinbaum	/s/ Adward Bazerbie
Stanislav Vinbaum	Adward Bazerbie

/s/ Ithay Meir	/s/ Irit Moses
Ithay Meir	Irit Moses

/s/ Yossi Lebzetler	/s/ Simon Akerman
Yossi Lebzetler	Simon Akerman

BUYER:

AESTHETIC ACQUISITION, B.V.

By:	/s/ Ajit Nedungadi
Name: Ajit Nedungadi

and

By:

Name:
[Signature Page to Stock Purchase and Redemption Agreement]

BUYER:

AESTHETIC ACQUISITION, B.V.

By:	/s/ J.J. van Ginkel
Name: J.J. van Ginkel

and

By:

Name:
[Signature Page to Stock Purchase and Redemption Agreement]

FUNDS:

TA IX L.P. By: TA Associates IX LLC, its General Partner By: TA Associates, Inc., its Manager

By:	Ajit Nedungadi
Name: Ajit Nedungadi
Its:

TA/ATLANTIC AND PACIFIC IV L.P. By: TA Associates AP IV L.P., its General Partner By: TA Associates, Inc., its General Partner

By:	Ajit Nedungadi
Name: Ajit Nedungadi
Its:

TA STRATEGIC PARTNERS FUND A L.P. By: TA Associates SPF L.P., its General Partner By: TA Associates, Inc., its General Partner

By:	Ajit Nedungadi
Name: Ajit Nedungadi
Its:
[Signature Page to Stock Purchase and Redemption Agreement]

TA STRATEGIC PARTNERS FUND B L.P. By: TA Associates SPF L.P., its General Partner By: TA Associates, Inc., its General Partner

By:	/s/ Ajit Nedungadi

Name:	Ajit Nedungadi
Its:

TA INVESTORS II, L.P. By: TA Associates, Inc., its General Partner

By:	/s/ Ajit Nedungadi

Name:	Ajit Nedungadi
Its:
[Signature Page to Stock Purchase and Redemption Agreement]